                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 HOMESIDE, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock and Class C Non-Voting Common Stock

2) Aggregate number of securities to which transaction applies: 43,472,568

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is calculated on the sum of (i) 43,472,568 shares of Common Stock (all classes) multiplied by $27.825 (per unit price), plus (ii) $18,005,350 (being the amount to be paid with respect to outstanding options)

4) Proposed maximum aggregate value of transaction: $1,227,629,555

5) Total fee paid: $245,526

[x] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:
--------------------------------------------------------------------------------
homeside logo                    HOMESIDE, INC.

                              7301 BAYMEADOWS WAY
                          JACKSONVILLE, FLORIDA 32256


                                                               December 15, 1997


Dear Stockholder:


     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of the Stockholders of HomeSide, Inc. (the "Company") to be held at 10 a.m. (EST), on January 16, 1998, at the offices of the Company, 7301 Baymeadows Way, Jacksonville, Florida 32256.


     At the Special Meeting, the Company's stockholders will be asked to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a newly formed wholly-owned subsidiary of National Australia Bank Limited ("NAB") is to be merged with and into the Company (the "Merger"). If the Merger is consummated, the Company will become a direct or indirect wholly-owned subsidiary of NAB, and each of the Company's stockholders will be entitled to receive $27.825 in cash, without interest, for each share of the Company's capital stock owned by such stockholder.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER, ON THE TERMS AND CONDITIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT, IS IN THE BEST INTERESTS OF STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Details concerning the proposed Merger and other important information appear in the accompanying Proxy Statement which you are urged to read carefully.

     Pursuant to Delaware law, the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. As indicated in attached Proxy Statement, the holders of approximately 76% of the outstanding shares of Common Stock of the Company have agreed to vote the shares owned by them for adoption of the Merger Agreement.

     Whether or not you plan to attend the Special Meeting, please sign, date and mail your Proxy in the enclosed postage-paid envelope. If you attend the Special Meeting, you may revoke the Proxy and vote in person. Proxies may also be revoked by submitting a proxy having a later date or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

                                          Very truly yours,

                                          /s/ Joe K. Pickett
                                          Joe K. Pickett
                                          Chairman and Chief Executive Officer
homeside logo                    HOMESIDE, INC.

                              7301 BAYMEADOWS WAY
                          JACKSONVILLE, FLORIDA 32256
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 16, 1998

                            ------------------------

To the Stockholders of HomeSide, Inc.:


     Notice is hereby given that a Special Meeting of Stockholders of HomeSide, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company, 7301 Baymeadows Way, Jacksonville, Florida 32256, at 10 a.m. (EST) on January 16, 1998, for the following purposes:


          1. To adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 25, 1997, by and between National Australia Bank Limited ("NAB") and the Company, which Merger Agreement provides for the merger of a Delaware corporation to be formed as a direct or indirect wholly-owned subsidiary of NAB (the "Merger Subsidiary") with and into the Company (the "Merger") pursuant to which each outstanding share of capital stock of the Company will be converted into the right to receive $27.825 in cash, without interest.

          2. To transact any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on December 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. For ten days prior to the Special Meeting a list which sets forth stockholders entitled to notice of and to vote at the Special Meeting shall be open to the examination of any Company stockholder, for any purpose germane to the Special Meeting, at the executive offices of the Company, 7301 Baymeadows Way, Jacksonville, Florida 32256, during the Company's ordinary business hours.


     If the Merger is consummated, stockholders of the Company who did not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will have certain appraisal rights under Delaware law. See "Description of Appraisal Rights" in the accompanying Proxy Statement for a summary of the procedures required to be followed to perfect appraisal rights.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. PROXIES MAY ALSO BE REVOKED BY SUBMITTING A PROXY HAVING A LATER DATE OR BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                          By Order of the Board of Directors,

                                          /s/ Robert J. Jacobs
                                          Robert J. Jacobs
                                          Secretary
Jacksonville, Florida

December 15, 1997
homeside logo                    HOMESIDE, INC.
                              7301 BAYMEADOWS WAY
                          JACKSONVILLE, FLORIDA 32256

                                PROXY STATEMENT


       SPECIAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JANUARY 16, 1998

                            ------------------------

                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HomeSide, Inc. (the "Company" or "HomeSide") for use at the Special Meeting of Stockholders of the Company to be held on January 16, 1998, at the time and place set forth in the Notice of Meeting, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is December 15, 1997.


     On October 25, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with National Australia Bank Limited ("NAB"), which provides that a corporation to be formed as a direct or indirect wholly-owned subsidiary of NAB (the "Merger Subsidiary") will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). At the Special Meeting, Company stockholders will be asked to vote on the Merger. Upon consummation of the Merger, all of the outstanding shares of Common Stock (the "Common Stock") and Class C Non-Voting Common Stock (the "Class C Common Stock") of the Company (other than shares as to which statutory appraisal rights have been perfected) will be converted into the right to receive $27.825 per share in cash, without interest (the "Merger Consideration"). The proposed transaction is described in detail in this Proxy Statement, and the Merger Agreement appears as Exhibit A hereto.


     The Board of Directors of the Company has fixed the close of business on December 5, 1997, as the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting. On that date the Company had outstanding and entitled to vote 43,375,430 shares of Common Stock. Each outstanding share entitles the record holder to one vote. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding and entitled to vote on the record date for the Special Meeting is required to adopt the Merger Agreement. The holders of approximately 76% of the outstanding shares of Common Stock of the Company have agreed to vote the shares owned by them for adoption of the Merger Agreement.


     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted in favor of the adoption of the Merger Agreement. Proxies may be revoked by the stockholder at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company or by submitting a proxy having a later date.

     The cost of this solicitation will be borne by the Company. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person, and may arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.

     If the Merger is consummated, stockholders of the Company who did not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will have certain appraisal rights under Delaware law. See "Description of Statutory Appraisal Rights" for a summary of the procedures required to be followed to perfect statutory appraisal rights.

     The Company's principal executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256. NAB is a commercial bank under Australian law, a foreign bank within the meaning of the International Banking Act of 1978, as amended, and a bank holding company registered as such with the Federal Reserve System under the Bank Holding Company Act of 1956, as amended whose principal executive offices are located at 500 Bourke Street, Melbourne, Australia, telephone number 011-613-9641-4927. The Merger Subsidiary will be formed as a wholly-owned direct or indirect subsidiary of NAB.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; and at the public reference facilities of the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, 25 Broad Street, New York, New York, 10005, on which the Company's Common Stock is listed. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and all such statements should be read together with the copy of such contract or document either filed as an exhibit to this Proxy Statement or incorporated herein by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission under the Exchange Act by the Company are hereby incorporated by reference into this Proxy Statement: (a) the Company's Annual Report on Form 10-K for the year ended February 28, 1997, including the information incorporated by reference therein from the Company's 1997 Annual Report to Stockholders; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1997 and August 31, 1997; and (c) the Company's Current Report on Form 8-K filed on October 31, 1997.

     The information relating to the Company contained in this Proxy Statement should be read together with the information in the documents incorporated by reference.

     All documents filed by the Company under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement, and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement.

     THE PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THE PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO ROBERT J. JACOBS, GENERAL COUNSEL AND SECRETARY, HOMESIDE, INC.,

7301 BAYMEADOWS WAY, JACKSONVILLE, FLORIDA 32256, TELEPHONE NUMBER (904) 281-3422. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 8, 1998.


     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company.

                                 HOMESIDE, INC.
                                PROXY STATEMENT

                                     INDEX

                                                                                        PAGE
                                                                                        ----
INTRODUCTION........................................................................      i
AVAILABLE INFORMATION...............................................................     ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................     ii
SUMMARY.............................................................................      1
THE SPECIAL MEETING.................................................................      5
  Matters to be Considered at the Special Meeting...................................      5
  Vote Required.....................................................................      5
  Voting of Proxies.................................................................      5
  Revocability of Proxies...........................................................      5
  Record Data; Quorum; Abstentions..................................................      5
  Statutory Appraisal Rights........................................................      6
DESCRIPTION OF THE MERGER AGREEMENT AND THE MERGER..................................      6
  General...........................................................................      6
  Reasons for the Merger; Position of Board of Directors............................      6
     Recommendation of the Board of Directors.......................................      6
     Background.....................................................................      6
     Factors Considered by the Board of Directors...................................      8
  Opinions of the Company's Financial Advisors......................................      9
     Smith Barney Opinion...........................................................      9
     Merrill Lynch Opinion..........................................................     10
     Financial Analyses.............................................................     11
     Selected Company Analysis......................................................     11
     Selected Merger and Acquisition Transactions Analysis..........................     12
     Component Analysis.............................................................     12
     Analysis of Net Present Value of Future Stock Price............................     12
     Discounted Dividend Stream Analysis............................................     12
     Premium Analysis...............................................................     13
     Other Factors and Comparative Analyses.........................................     13
     Miscellaneous..................................................................     13
  Interests of Certain Persons in the Merger........................................     13
     Employment Agreements with NAB and HomeSide Lending, Inc.......................     13
     Confidentiality and Non-Competition Agreement with NAB and HLI.................     15
     Acceleration of Options........................................................     15
     Indemnification of Officers and Directors......................................     16

                                                                                        PAGE
                                                                                        ----
  Certain Terms of the Merger Agreement.............................................     16
     Consideration to be Paid in the Merger.........................................     16
     Treatment of Stock Options.....................................................     16
     Closing of Merger; Effective Time..............................................     16
     Conditions to the Merger.......................................................     16
     Certificate of Incorporation...................................................     17
     Representations and Warranties.................................................     17
     Conduct of Business Pending the Merger.........................................     18
     No Solicitation................................................................     19
     Employee Benefit Matters.......................................................     19
     Termination....................................................................     19
  Shareholder Agreements............................................................     21
DESCRIPTION OF STATUTORY APPRAISAL RIGHTS...........................................     22
  Who May Exercise Statutory Appraisal Rights.......................................     22
  Procedure for Exercising Statutory Appraisal Rights...............................     22
  Determination of Fair Value; Venue for Filing Appraisal Petition..................     24
  Costs of Appraisal Action.........................................................     24
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...............................     24
REGULATORY MATTERS..................................................................     25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................     27
BUSINESS AND OPERATIONS OF THE COMPANY..............................................     28
CERTAIN INFORMATION CONCERNING NAB..................................................     29
SELECTED CONSOLIDATED FINANCIAL INFORMATION.........................................     31
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...........................................     32
INDEPENDENT PUBLIC ACCOUNTANTS......................................................     32
OTHER MATTERS.......................................................................     32
FUTURE STOCKHOLDER PROPOSALS........................................................     32
VOTING PROCEDURES...................................................................     33
EXHIBIT A: AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 25, 1997 BETWEEN NAB,
           AND THE COMPANY
EXHIBIT B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
EXHIBIT C-1: OPINION OF SMITH BARNEY INC.
EXHIBIT C-2: OPINION OF MERRILL LYNCH, FENNER & SMITH INCORPORATED

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by references to the detailed information appearing elsewhere in this Proxy Statement, the appendices hereto and the documents referred to and incorporated herein.

THE SPECIAL MEETING


     The Special Meeting of stockholders of the Company will be held at 10 a.m.
(EST) on January 16, 1998 at the offices of the Company in Jacksonville, Florida, to consider and vote upon adoption of the Merger Agreement pursuant to which the Merger Subsidiary will be merged with and into the Company and the Company will become a direct or indirect wholly-owned subsidiary of NAB. Only stockholders of record on December 5, 1997, are entitled to receive notice of and to vote at the Special Meeting.


CONSIDERATION TO BE RECEIVED BY COMPANY STOCKHOLDERS

     If the Merger is consummated, each share of capital stock of the Company outstanding at that time (other than shares as to which statutory appraisal rights have been perfected) will be converted into the right to receive $27.825 in cash, without interest. See "Description of the Merger Agreement and the Merger -- Certain Terms of the Merger Agreement -- Consideration to be Paid in the Merger."

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company outstanding on the record date is required under Delaware law for adoption of the Merger Agreement. Holders of approximately 76% of the outstanding shares of Common Stock have agreed to vote all of such shares in favor of adoption of the Merger Agreement. See "The Special Meeting -- Vote Required."

EFFECTIVE TIME

     If the Company's stockholders adopt the Merger Agreement, the Merger will be consummated on such date as NAB selects, which shall be no later than seven
(7) business days after the last to occur of the satisfaction or waiver of each of the conditions to consummation of the Merger, the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities, unless another time is agreed to by the Company and NAB, by the filing of a properly executed Certificate of Merger complying with applicable provisions of the Delaware General Corporation Law with the Secretary of State of the State of Delaware. The "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

SURRENDER OF STOCK CERTIFICATES

     Promptly after the consummation of the Merger, a Letter of Transmittal will be mailed to all holders of Common Stock (other than holders exercising statutory appraisal rights) for use in surrendering their stock certificates formerly representing shares of Common Stock. Stock certificates should not be surrendered until the Letter of Transmittal is received. See "Description of the Merger Agreement and the Merger -- Certain Terms of the Merger
Agreement -- Consideration to be Paid in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has unanimously (with two directors absent) approved and adopted the Merger Agreement, has concluded that the Merger is in the best interests of the Company's stockholders and recommends that the stockholders adopt the Merger Agreement. The two absent directors have subsequently expressed their concurrence with such actions of the Board. In reaching its decision, the Board of Directors took into account a variety of factors more fully described under "Description of the Merger Agreement and the Merger -- Reasons for the Merger; Position of the Board of Directors." In making this decision, the Board was also mindful of the expressed desire of BankBoston, N.A., Siesta Holdings, Inc., Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., and Madison Dearborn

Capital Partners, L.P., who hold in the aggregate approximately 76% of the outstanding shares of Common Stock, that the Board accept the NAB proposal embodied in the Merger Agreement. See "Description of the Merger Agreement and the Merger -- Reasons for the Merger; Position of the Board of Directors."

OPINIONS OF THE COMPANY'S FINANCIAL ADVISORS


     Smith Barney Inc. ("Smith Barney") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") have acted as financial advisors to the Company in connection with the Merger and have each delivered to the Board of Directors of the Company written opinions dated the date of this Proxy Statement to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock and Class C Common Stock. The full text of the written opinions of Smith Barney and Merrill Lynch dated the date of this Proxy Statement, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Exhibits C-1 and C-2, respectively, to this Proxy Statement and should be read carefully in their entirety. THE OPINIONS OF SMITH BARNEY AND MERRILL LYNCH ARE DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATE ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. See "Description of the Merger Agreement and the Merger -- Opinions of the Company's Financial Advisors."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company's Board, stockholders should be aware that certain of the Company's directors and officers have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification and the treatment of outstanding options with respect to Common Stock, and to new employment agreements and confidentiality and noncompetition agreements. The Board of Directors of the Company was aware of those interests and considered those interests, among other matters, in recommending and approving the Merger Agreement.

     The Merger Agreement provides that for a period of six years after the Effective Date of the Merger, NAB will indemnify and hold harmless each person who was an officer, director, or employee of the Company at any time prior to the Effective Time of the Merger (the "Indemnified Parties") against any costs, expenses, judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the extent to which such Indemnified Parties were entitled to indemnification under Delaware law and the Company's Certificate of Incorporation and By-Laws in effect on the date of the Merger Agreement.

     NAB and the Company's indirect wholly-owned subsidiary, HomeSide Lending, Inc. ("HLI"), have entered into employment agreements (the "Employment Agreements") with Joe K. Pickett, the Company's Chairman and Chief Executive Officer; Hugh R. Harris, the Company's President and Chief Operating Officer; Kevin D. Race, the Company's Vice President, Treasurer and Chief Financial Officer; Mark F. Johnson, the Company's Vice President, Loan Production; and William Glasgow, Jr., the Company's Vice President, Loan Administration and six other officers of the Company (the "Executives"). Each Employment Agreement becomes effective only upon consummation of the Merger and provides for a three-year term of employment commencing upon the consummation of the Merger. Pursuant to the Employment Agreements, Messrs. Pickett, Harris, Race, Johnson and Glasgow each (i) will receive an annual base salary of $450,000, $410,000, $300,000, $230,000 and $230,000, respectively, (ii) will receive a guaranteed annual bonus of $800,000, $800,000, $337,500, $362,500 and $362,500,
respectively, payable on each of the first and second anniversaries of the Effective Time, (iii) will be eligible to participate in HLI's annual bonus plan, (iv) will be eligible to participate in NAB's Executive Share Option Plan and will receive an initial grant of 50,000, 45,000, 35,000, 30,000 and 30,000 options to purchase NAB ordinary shares, respectively, and (v) will be eligible to participate in a long-term incentive plan (funded by NAB with a cash pool not in excess of

$15,000,000), the first award under such plan (the "Anniversary Award") to be payable in a lump sum cash payment within 30 days following the third anniversary of the Effective Time (the "Anniversary Date"), provided that such Executive is employed by HLI on the Anniversary Date. The Employment Agreements provide that NAB shall cause the entire long-term incentive plan cash pool to be distributed to eligible Company executives. The Employment Agreements for the six other officers of the Company provide for annual base salaries aggregating $1,120,000 and guaranteed annual bonuses aggregating $712,500; and such officers will receive in the aggregate initial grants of 150,000 options to purchase NAB ordinary shares and will be eligible to participate in HLI's annual bonus plan and in the long-term incentive plan referred to in clause (v) above. The Employment Agreements also provide that each Executive will be (i) entitled to participate in employee benefit plans as may be in effect for senior executives of HLI from time to time, (ii) entitled to paid vacation in accordance with the vacation policy applicable to HLI's senior executives, (iii) reimbursed by HLI for reasonable business expenses and (iv) entitled to receive the same perquisites that such Executive received immediately prior to the Effective Time. The Employment Agreements further provide that each Executive will be eligible to participate in a nonqualified deferred compensation plan to which such Executive may elect to defer any amount of such Executive's cash compensation. Each Employment Agreement provides that the Executive waives any and all rights to benefits payable under any prior severance agreement to which the Executive and HLI are parties and agrees that such severance agreement will be void and of no further effect and will be superseded in its entirety by the Employment Agreement.

     NAB and HLI have also entered into confidentiality and noncompetition agreements (the "Confidentiality and Noncompetition Agreements") with each Executive, pursuant to which each Executive is entitled to receive a cash payment in consideration for such Executive's agreement (i) not to disclose confidential information of HLI or any of its affiliates, (ii) not to compete with HLI or any of its affiliates and not to solicit certain persons for employment and not to solicit or accept business from certain customers and customer prospects of HLI and its affiliates, during the period during which the Executive is employed by the Company pursuant to the Employment Agreement plus a period equal to (x) 24 months thereafter in the event the Executive is terminated for cause (as defined in the Employment Agreement) or voluntarily terminates his Employment Agreement without Good Reason (as defined in the Employment Agreement) or (y) in the event of any other termination not described in (x) above, the shorter of the period equal to the remaining time left in the current term of the Employment Agreement and the period the Executive receives payments under the termination provisions of the Employment Agreement. The Confidentiality and Noncompetition Agreements shall be of no force and effect if the Merger is not consummated. The Confidentiality and Noncompetition Agreements provide that the amount of cash payment payable to Messrs. Pickett, Harris, Race, Johnson and Glasgow will be $1,500,000, $1,500,000, $1,000,000, $400,000 and $400,000, respectively. The Confidentiality and Noncompetition Agreements entered into with the six other officers of the Company provide for cash payments aggregating $1,520,000.

     In addition, the Board of Directors of the Company, with the consent of NAB, has authorized the acceleration, immediately prior to the consummation of the Merger, of the vesting and exercisability of certain outstanding options to purchase Common Stock of the Company under the Company's stock option plans. See "Description of the Merger Agreement and the Merger -- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The closing of the Merger is conditioned upon, among other things, the absence of any injunction prohibiting consummation of the Merger, the receipt of the requisite affirmative vote of the Company's stockholders to adopt the Merger Agreement and the receipt by NAB and the Company of certain required regulatory approvals. See "Description of the Merger Agreement and the Merger -- Certain Terms of the Merger Agreement -- Conditions to the Merger."

TERMINATION FEE

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the Company and NAB and by either of them individually under certain specified circumstances. In addition, the Merger Agreement provides that the Company may terminate the Merger Agreement if, without breaching certain non-solicitation provisions of the Merger Agreement, the Company enters into a definitive agreement with a third party providing for an acquisition transaction on terms determined in good faith by the Board of Directors of the Company to be more favorable to the stockholders than the Merger and with respect to which the Board of Directors has determined that to proceed with the Merger would violate the fiduciary duty of the Board to the stockholders. In the event of such termination, as well as upon the occurrence of certain other events specified in the Merger Agreement, including in certain circumstances the acquisition by a third party of securities representing 20% or more of the voting power of the Company, the failure of a stockholder who is a signatory to the Shareholder Agreement to vote in favor of the Merger and the consummation of certain Acquisition Transactions (as defined in the Merger Agreement), the Company will be required to pay NAB a termination fee of $44,000,000, plus out-of-pocket expenses incurred by NAB in an amount not to exceed $10,000,000. See "Description of the Merger Agreement and the Merger -- Certain Terms of the Merger Agreement -- Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The receipt of the Merger Consideration for shares of Company Common Stock will be a taxable transaction to the Company's stockholders for U.S. federal income tax purposes. The Company's stockholders will generally recognize gain or loss measured by the difference between the individual stockholder's adjusted tax basis in their shares of Company Common Stock exchanged in the Merger and the cash received as a result of the Merger. See "Certain Federal Income Tax Consequences to the Merger."

EFFECTS OF THE MERGER

     Upon consummation of the Merger, stockholders will be entitled to receive $27.825 in cash, without interest, for each share of Common Stock owned by them. Further, upon consummation of the Merger, the Company will become a direct or indirect wholly-owned subsidiary of NAB, and former holders of the Company's Common Stock will no longer possess any interest in, or rights as stockholders of, the Company, other than the right to receive $27.825 per share. See "Description of the Merger Agreement and the Merger -- General." Statutory appraisal rights will be available to any stockholder who complies with the provisions of Section 262 of the Delaware General Corporation Law regarding statutory appraisal rights. See "Description of Statutory Appraisal Rights."

MARKET PRICES FOR COMMON STOCK


     The Company's Common Stock is currently traded on the New York Stock Exchange under the symbol HSL. On October 24, 1997, the last trading day before the Company announced that it had entered into the Merger Agreement, the high and low sales prices per share of the Company's Common Stock were $24 1/2 and $24 1/8, respectively. On December 9, 1997, the closing sale price per share of the Company's Common Stock was $27 7/16. See "Price Range of Common Stock and Dividends."


STATUTORY APPRAISAL RIGHTS

     Each holder of shares of Common Stock and Class C Common Stock who does not vote in favor of the Merger Agreement and who complies with certain statutory procedures set forth in Section 262 of the Delaware General corporation Law, a copy of which is attached hereto as Exhibit B, will be entitled to receive the "fair value" of such shares of Common Stock and Class C Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S RIGHT TO DEMAND APPRAISAL OF SUCH STOCKHOLDER'S SHARES OF COMMON STOCK AND CLASS C COMMON STOCK.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting the Company's stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY (WITH TWO DIRECTORS ABSENT) APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

VOTE REQUIRED

     Under applicable provisions of Delaware law and the Company's By-Laws, the affirmative vote of the holders of a majority of the shares of Common Stock of the Company outstanding on the record date is necessary to adopt the Merger Agreement.

     BankBoston, N.A., Siesta Holdings, Inc., Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., and Madison Dearborn Capital Partners, L.P., who hold in the aggregate approximately 76% of the outstanding shares of Common Stock, have agreed to vote all of such shares in favor of adoption of the Merger Agreement.

VOTING OF PROXIES

     Shares of Common Stock represented at the Special Meeting by properly executed proxies received at or prior to the Special Meeting will be voted in the manner specified by the holders of such shares. Properly executed proxies that do not contain instructions will be voted FOR adoption of the Merger Agreement.

     It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. However, if any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such other matters as may be so presented at the Special Meeting; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws, and no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

REVOCABILITY OF PROXIES

     The grant of a proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy by voting in person at the Special Meeting, by submitting a proxy having a later date, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

RECORD DATE; QUORUM; ABSTENTIONS


     Holders of Common Stock of record at the close of business on December 5, 1997, will be entitled to receive notice of and to vote at the Special Meeting. On December 5, 1997, the Company had outstanding and entitled to vote 43,375,430 shares of Common Stock. Each outstanding share entitles the record holder to one vote. Shares representing a majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting. At the Special Meeting, abstentions will be treated as shares that are present for purposes of determining the existence of a quorum, and will in effect be considered a vote against the Merger. Holders of Class C Common Stock are entitled to notice of the Special Meeting but are not entitled to vote.

STATUTORY APPRAISAL RIGHTS

     A holder of Common Stock or Class C Common Stock who does not vote for the Merger and who complies with statutory procedures is entitled to the rights and remedies of a dissenting stockholder provided in Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Exhibit B. See "Description of Statutory Appraisal Rights."

               DESCRIPTION OF THE MERGER AGREEMENT AND THE MERGER

GENERAL

     The Agreement and Plan of Merger dated as of October 25, 1997 between the Company and NAB (the "Merger Agreement"), a copy of which is attached to this Proxy Statement as Exhibit A, provides for the merger of a corporation to be formed as a direct or indirect wholly-owned subsidiary of NAB (the "Merger Subsidiary") with and into the Company. As a result, the separate corporate existence of the Merger Subsidiary will terminate, the Company will be the surviving corporation in the Merger and will be a direct or indirect wholly-owned subsidiary of NAB. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of the Common Stock and Class C Common Stock will be canceled and converted into the right to receive $27.825 in cash, without interest, except for (i) shares of the Company's stock held by stockholders who exercise statutory appraisal rights under Delaware law or (ii) shares of the Company's stock held directly or indirectly by NAB (except for shares held in a fiduciary or agency capacity or in satisfaction of a debt).

     After the consummation of the Merger, a Letter of Transmittal containing instructions with respect to the surrender of the Company's stock certificates will be furnished to former Company stockholders for their use in submitting stock certificates to the Exchange Agent. After the Effective Time of the Merger there will be no further registry of transfers of the Shares on the books of the transfer agent.

REASONS FOR THE MERGER; POSITION OF BOARD OF DIRECTORS


     Recommendation of the Board of Directors. The Board of Directors of the Company has unanimously (with two directors absent) approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the stockholders for their adoption at the Special Meeting to be held on January 16, 1998. The two absent directors subsequently expressed their concurrence with such actions of the Board. The Board of Directors believes that the Merger is fair and in the best interest of the stockholders, and recommends the adoption of the Merger Agreement.


     Background. In May and June, 1997 representatives of NAB visited HomeSide, as well as several other companies in the United States, to gain a better understanding of US mortgage servicing technology platforms. These meetings led to discussions between HomeSide and NAB in both Jacksonville and Australia for the purpose of exploring a number of strategic alternatives, including whether HomeSide could provide services to NAB, whether HomeSide and NAB should enter into a joint venture and whether NAB might contribute a portion of its mortgage banking operation to HomeSide in exchange for an equity interest.

     After extensive discussion regarding the foregoing alternatives, HomeSide decided to consider the possible acquisition of HomeSide by NAB. NAB indicated at the outset of these discussions that a condition to its entering into any agreement to acquire the Company would be that the senior executive officers of the Company enter into long-term employment contracts and arrangements with the Company and NAB ensuring their continued and active involvement with the Company and NAB. During August and September, NAB conducted extensive due diligence with respect to HomeSide's activities.

     At the regular meeting of the Board of Directors held on October 2, 1997, the Board was informed that NAB had expressed possible interest in acquiring HomeSide, but that the potential terms and timetable were unclear.

     On October 6, 1997, representatives of NAB met with David V. Harkins and Thomas M. Hagerty of the Thomas H. Lee Company, both of whom are directors of HomeSide, to convey orally their interest in acquiring HomeSide in a cash purchase within a price range of $25 to $27 per share. NAB's interest in acquiring HomeSide was further discussed on October 7, 1997 in a conference telephone call in which Messrs. Harkins and Hagerty, Peter J. Manning of BankBoston and a representative of Cohane Rafferty Securities, Inc., an advisor to NAB, participated. Further meetings were held during that week between Messrs. Harkins and Hagerty and representatives of NAB. As a result of these meetings, Messrs Harkins, Hagerty, Pickett and Harris decided that NAB's interest in acquiring HomeSide was worth pursuing in more detail. Throughout the process, the HomeSide Board was kept apprised of the status of discussions.

     Discussions continued during the week of October 13, 1997 between Messrs. Harkins and Hagerty and representatives of NAB. No agreement was reached on any of the principal terms of a possible transaction but Messrs. Harkins and Hagerty reported that as a result of the discussion it appeared that it might be possible to negotiate a transaction in a price range of $27.25 to $27.875. NAB continued to pursue its due diligence investigation during the week of October 13, 1997.

     On October 19, 1997, the Board of Directors met in a telephonic meeting to hear a report on the status of the negotiations. At such meeting, the Board authorized the engagement of Smith Barney and Merrill Lynch as financial advisors to the Company and authorized the solicitation by Smith Barney of selected third parties to determine whether such third parties might be interested in acquiring the Company. At the meeting, the Board received the advice of the Company's legal counsel concerning the legal issues associated with the sale of publicly held companies. The Board authorized Messrs. Harkins and Hagerty and members of management to continue negotiations with NAB with the assistance of the Company's financial and legal advisors. The Board was advised that NAB would continue to conduct due diligence during the following week and that negotiations regarding the terms of the Merger Agreement would also be pursued during that week.

     On October 20, 1997, representatives of the Company and NAB met in connection with NAB's due diligence investigation. On that date, NAB's counsel provided the Company and its counsel with a preliminary draft of the Merger Agreement for discussion purposes. No price was indicated in the draft agreement.

     Due diligence continued on October 21 through October 23, 1997. Counsel for the Company had several discussions with counsel for NAB on October 21, 1997 concerning the terms and conditions presented in the preliminary draft of the Merger Agreement. On October 22, 1997, counsel for the Company provided its comments on the Merger Agreement. On October 23, 1997, counsel for NAB and counsel for the Company met to negotiate the terms and conditions of the Merger Agreement. HomeSide's counsel conveyed to counsel for NAB the Company's unwillingness to consider a request by NAB that the transaction include an option to acquire shares of common stock of the Company. During the week of October 20, management with assistance of their counsel also negotiated employment agreements and arrangements with NAB. Discussions concluded on October 23 with no agreement having been reached on price or other material terms. In addition, employment agreements and arrangements involving management remained unresolved.

     A meeting of the Board of Directors of the Company was held at noon on October 24, 1997. The Company's Board was updated by Messrs. Harkins and Hagerty, members of management and legal counsel on the status of negotiations. In addition, Smith Barney reviewed with the Board the results of the inquiry that had been made of certain other potentially interested parties, which inquiry had elicited interest from two respondents, one of which subsequently indicated that it would not be in a position to offer a price within the range then being discussed with NAB. At such meeting, Smith Barney and Merrill Lynch also reviewed with the Board the valuation methodologies to be utilized by Smith Barney and Merrill Lynch in their financial analysis of the proposed Merger. After discussion, management and the Company's counsel were instructed to continue negotiations and Smith Barney was requested to continue discussions with the one remaining party which had indicated interest in a transaction with the Company.

     Negotiations between the Company and NAB, and their respective counsel, resumed on the afternoon of October 24, 1997 and continued until the execution and delivery of the definitive Merger Agreement late in the evening on October 25, 1997. In addition to negotiating the terms and conditions of the Merger

Agreement, representatives of the Company and NAB discussed merger consideration and management discussed compensation issues with NAB.


     A meeting of the Board of Directors of the Company was held telephonically at 6:00 p.m. on October 25, 1997. The Board received a report on the status of negotiations with NAB from members of management and legal counsel, which informed the Board that all material issues had been resolved and that a purchase price of $27.825 was expected to be offered by NAB. Smith Barney reported to the Board that the one remaining party which previously had indicated potential interest in the Company had informed Smith Barney that it would not be in a position to pay a higher price than that being discussed with NAB. The Board also received a report from management and legal counsel describing in detail the final arrangements negotiated between management and NAB. The Directors had a full discussion of the amounts to be received by management in connection with the Merger, including the acceleration of certain stock options, and also discussed in detail the ongoing employment agreements and arrangements to be entered into between NAB and members of management which the Board had been advised were a condition to NAB's doing the transaction. The Directors were also advised that BankBoston, N.A., Siesta Holdings, Inc., Thomas
H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., and Madison Dearborn Capital Partners, L.P., who hold in the aggregate approximately 76% of the outstanding shares of Common Stock, desired that the Board accept the NAB proposal embodied in the Merger Agreement. The Directors also reviewed in detail the terms of the Shareholder Agreements being entered into between NAB and such shareholders regarding their agreement to vote in favor of the Merger Agreement. Smith Barney and Merrill Lynch each rendered oral opinions (which opinions were subsequently confirmed by delivery of written opinions dated October 25, 1997 and the date of this Proxy Statement) to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock and Class C Common Stock. In addition, the directors present at the meeting voted unanimously to approve the Merger Agreement and to recommend that the shareholders of the Company vote in favor thereof. The two absent Directors subsequently expressed their concurrence in the decision of the Board.


     Thereafter, after final negotiations of merger consideration and terms (resulting in a merger consideration of $27.825), the Merger Agreement was executed by the Company and the Shareholder Agreements were executed by the parties on October 25, 1997. Public announcement of the transaction was made at approximately 9:00 a.m. October 27, 1997 in Australia and at approximately 6:00 p.m. October 26, 1997 in Jacksonville.

     Factors Considered by the Board of Directors. In reaching its conclusion that the transaction set forth in the Merger Agreement is fair and in the best interests of the Company's stockholders, the Board of Directors considered various factors, the material factors of which were the following:

          (i) the terms and conditions of the Merger Agreement;

          (ii) a review of the Company's results of operations for the fiscal year ended February 28, 1997 and the six months ended August 31, 1997, as well as anticipated results for the balance of the current fiscal year and the Company's prospects if it were to remain independent;

          (iii) the results of the inquiry of potentially interested third parties;

          (iv) the Company's competitive position and current trends in the mortgage banking industry;

          (v) the potential alternatives available to the Company with the objective of maximizing stockholder value.


          (vi) the financial presentations and opinions of Smith Barney and Merrill Lynch dated October 25, 1997 (which opinions have been confirmed by delivery of written opinions dated the date of this Proxy Statement) to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock and Class C Common Stock. See "-- Opinions of Financial Advisors." Copies of the written opinions of Smith Barney and Merrill Lynch, dated the date of this Proxy Statement, are attached hereto as Exhibits C-1 and C-2, respectively, and should be read carefully in their entirety;


     In its deliberations, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to specific factors considered, nor did the Board of Directors determine that any factor was more important, less important or neutral as compared to any factors. Instead, the Board of Directors, having considered a variety of factors, viewed its position and recommendation as being based on the totality of all information presented to and considered by it.

OPINIONS OF THE COMPANY'S FINANCIAL ADVISORS


     Smith Barney Opinion. Smith Barney was retained by the Company to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, HomeSide requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of the Company's Common Stock and Class C Common Stock of the consideration to be received by such holders in the Merger. On October 25, 1997, at a special meeting of the Board of Directors of HomeSide held to evaluate the proposed Merger, Smith Barney delivered to the Board of Directors of HomeSide an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated October 25, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock and Class C Common Stock. Smith Barney has confirmed its opinion dated October 25, 1997 by delivery of a written opinion dated the date of this Proxy Statement. In connection with its opinion dated the date of this Proxy Statement, Smith Barney updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.


     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HomeSide concerning the business, operations and prospects of HomeSide. Smith Barney examined certain publicly available business and financial information relating to HomeSide as well as certain financial forecasts and other information and data for HomeSide which were provided to or otherwise discussed with Smith Barney by the management of HomeSide. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Common Stock; the historical and projected earnings and other operating data of HomeSide; and the capitalization and financial condition of HomeSide. Smith Barney also considered, to the extent publicly available, the financial terms of other transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of HomeSide. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the management of HomeSide advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HomeSide as to the future financial performance of HomeSide. Smith Barney did not make and, except with respect to HomeSide's servicing portfolio, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HomeSide nor did Smith Barney make any physical inspection of the properties or assets of HomeSide. Smith Barney was not requested to, and did not, participate in the negotiation or structuring of the proposed Merger. In connection with its engagement, Smith Barney was requested to approach on a selected basis, and held discussions with, certain third parties to solicit indications of interest in the possible acquisition of HomeSide. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between HomeSide and NAB. No other limitations were imposed by HomeSide on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.


     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS EXHIBIT C-1 AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF HOMESIDE AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     Merrill Lynch Opinion. Merrill Lynch also was retained by HomeSide to act as its financial advisor in connection with the proposed Merger. On October 25, 1997, at a special meeting of the Board of Directors of HomeSide held to evaluate the proposed Merger, Merrill Lynch rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated October 25, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration was fair, from a financial point of view, to holders of Common Stock and Class C Common Stock. Merrill Lynch has confirmed its opinion dated October 25, 1997 by delivery of a written opinion dated the date of this Proxy Statement. In connection with its opinion dated the date of this Proxy Statement, Merrill Lynch updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.



     A COPY OF THE OPINION OF MERRILL LYNCH DATED THE DATE OF THIS PROXY STATEMENT (THE "MERRILL LYNCH OPINION"), WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS EXHIBIT C-2 TO THIS PROXY STATEMENT. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE HOMESIDE BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF HOMESIDE TO ENGAGE IN THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION WHICH IS ATTACHED AS EXHIBIT C-2.



     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to NAB and HomeSide that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of HomeSide furnished to Merrill Lynch by senior management of HomeSide; (iii) conducted discussions with members of senior management of HomeSide concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant;
(v) reviewed the financial condition and results of operations of HomeSide and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (vii) reviewed the Merger Agreement; and

(viii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary under the circumstances, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of HomeSide nor, except with respect to HomeSide's servicing portfolio, was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of HomeSide. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by HomeSide, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of the senior management of HomeSide as to the expected future financial performance of HomeSide.


     The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other approvals (contractual or otherwise) for the Merger, no restrictions, including amendment or modifications, would be imposed that would have a material adverse effect on the Merger.


     In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by HomeSide or the Board of Directors to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or any part of HomeSide, nor was Merrill Lynch requested to, and Merrill Lynch did not, participate in the negotiations or structuring of the proposed Merger. Although Merrill Lynch evaluated the Merger Consideration from a financial point of view, Merrill Lynch was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between HomeSide and NAB. No other limitations were imposed by HomeSide or Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

     Financial Analyses. The following is a summary of the material analyses performed by Smith Barney and Merrill Lynch in connection with their respective opinions dated October 25, 1997:

     In preparing their respective opinions, Smith Barney and Merrill Lynch each performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion or the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney and Merrill Lynch believe that their analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions. In their analyses, Smith Barney and Merrill Lynch made numerous assumptions with respect to HomeSide, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HomeSide. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion, the Merrill Lynch Opinion and the analyses performed by Smith Barney and Merrill Lynch were only one of many factors considered by the Board of Directors of HomeSide in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of HomeSide with respect to the Merger Consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney and Merrill Lynch analyzed, among other things, the market values and trading multiples of HomeSide and Countrywide Credit Industries, Inc., a publicly traded company in the mortgage banking industry, the operations of which Smith Barney and Merrill Lynch considered to be similar to those of HomeSide (the "Selected Company"). Smith Barney and Merrill Lynch compared market values as a multiple of estimated fiscal year 1998 and 1999 earnings and as a multiple of adjusted tangible book value (equity market value, less goodwill and capitalized servicing rights, plus the estimated value of the servicing portfolio) as of September 30, 1997. Earnings per share ("EPS") estimates for the Selected Company were based on estimates of selected investment banking firms and EPS estimates of HomeSide were based on internal estimates of the management of HomeSide. All multiples were based on closing stock prices as of October 22, 1997. Applying multiples of estimated calendar 1998 and 1999 EPS and adjusted tangible book value as of September 30, 1997 for the Selected Company of 12.9x, 11.5x and 2.1x, respectively, to corresponding financial data for HomeSide resulted in an equity reference range for HomeSide of approximately $23.11 to $27.56 (with a mean of $25.33) per fully diluted share, as compared to the Merger Consideration of $27.825 per share.



     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney and Merrill Lynch analyzed, among other things, the implied transaction value multiples paid in selected transactions in the mortgage banking industry, consisting of (acquiror/target): Dime Bancorp, Inc./North American Mortgage Company; FirstCity Financial Corp./Harbor Financial Group, Inc.; Barnett Banks, Inc./BankPLUS Financial Corporation; Norwest Corporation/Directors Mortgage Loan Corp.; BankAmerica Corporation/Arbor National Holdings, Inc.; First Tennessee National Corporation/Carl I. Brown and Co.; Fleet National Bank/Plaza Home Mortgage Corp.; Norwest Corporation/Independence One Mortgage Corp.; Chase Manhattan Bank Corporation/American Residential Holding Corp.; Chemical Banking Corporation/Margaretten Financial Corp.; Boatmen's BancShares, Inc./National Mortgage Co.; and BankAmerica Corporation/United Mortgage Holding Co. (collectively, the "Selected Transactions"). Smith Barney and Merrill Lynch compared transaction values as multiples of, among other things, adjusted tangible book value. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of multiples of adjusted tangible book value for the Selected Transactions of 1.0x to 2.2x (with a mean of 1.4x) to corresponding financial data for HomeSide resulted in an equity reference range for HomeSide of approximately $13.28 to $28.72 (with a mean of $18.85) per fully diluted share, as compared to the Merger Consideration of $27.825 per share.


     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to HomeSide or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Component Analysis. Smith Barney and Merrill Lynch performed a component analysis of HomeSide, which estimated the value for HomeSide's mortgage origination operations, servicing portfolio and adjusted tangible book value, based on internal estimates of the management of HomeSide. The financial data utilized in such analysis was as of September 30, 1997. The value of HomeSide's servicing portfolio was estimated based on current market values for servicing rights with similar characteristics to HomeSide's servicing portfolio. The value of HomeSide's origination operations were estimated based on a discounted cash flow analysis and an analysis of the estimated premiums paid for origination operations in other mortgage banking transactions. The adjusted tangible book value of HomeSide was estimated by subtracting certain intangibles from the common equity of HomeSide. This analysis resulted in an equity reference range for HomeSide of approximately $16.38 to $21.14 (with a mean of $18.76) per fully diluted share, as compared to the Merger Consideration of $27.825 per share.

     Analysis of Net Present Value of Future Stock Price. Smith Barney and Merrill Lynch analyzed the net present value of the future stock price of the Common Stock based on internal estimates of the management of HomeSide for fiscal years 1999 and 2000 and extrapolated thereafter using mean growth rate estimates of selected research analysts. The range of estimated terminal values for HomeSide was calculated by applying terminal value multiples ranging from 12.0x to 16.0x (with particular focus on terminal value multiples of 13.0x to 15.0x) to HomeSide's estimated fiscal year 2003 earnings. Terminal values were discounted to present value using discount rates ranging from 15% to 19% (with particular focus on discount rates of 16% to 18%). Utilizing terminal value multiples of 13.0x to 15.0x and discount rates of 16% to 18%, this analysis resulted in an equity reference range for HomeSide of approximately $19.15 to $24.07 (with a mean of $21.61) per fully diluted share, as compared to the Merger Consideration of $27.825 per share.


     Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of HomeSide's dividendable net income that HomeSide could produce on a stand-alone basis for fiscal years ended 1999 through 2003. Merrill Lynch assumed that HomeSide would perform in accordance with the earnings estimates of selected research analysts and that HomeSide's tangible common equity to tangible asset ratio would be maintained at a minimum 16.63% level. The estimated terminal values for HomeSide were calculated by applying terminal value multiples ranging from 10.0x to 12.0x to HomeSide's fiscal year 2004 estimated operating income (net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present value using discount rates ranging from 14.5% to 16.5%. This analysis indicated an equity reference range for HomeSide of approximately $20.58 to $25.84 per share, as compared to the Merger Consideration of $27.825 per share.


     Premium Analysis. Smith Barney and Merrill Lynch analyzed the implied premiums payable in the Merger as of one day, one week, one month and three months prior to October 22, 1997 and since the initial public offering (the "IPO") of HomeSide (January 30, 1997). The implied premiums payable in the Merger based on the closing price of the Common Stock as of such periods were approximately 11.3% (one day), 10.5% (one week), 8.3% (one month), 24.7% (three months) and 85.5% (since the IPO), respectively.


     Other Factors and Comparative Analyses. In rendering their respective opinions, Smith Barney and Merrill Lynch considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than NAB; (ii) HomeSide's historical and projected financial results; (iii) the history of trading prices and volume for the Common Stock and the relationship between movements in the Common Stock and movements in the common stock of the Selected Company, movements in the S&P 500 Index and movements in the S&P Bank Index; (iv) current trends in the mortgage banking industry; (v) selected published research analysts' reports on HomeSide, including research analysts' earnings estimates with respect to HomeSide; and (vi) a business and financial profile of NAB.


     Miscellaneous. Pursuant to the terms of Smith Barney's and Merrill Lynch's engagement, HomeSide has agreed to pay each of Smith Barney and Merrill Lynch, upon the consummation of the Merger, an aggregate financial advisory fee of $1.5 million for its services in connection with the Merger. HomeSide also has agreed to reimburse Smith Barney and Merrill Lynch for travel and other reasonable out-of-pocket expenses incurred by Smith Barney and Merrill Lynch in performing their services, including the reasonable fees and expenses of legal counsel, and to indemnify Smith Barney and Merrill Lynch and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of their engagements.

     Smith Barney and Merrill Lynch have advised HomeSide that, in the ordinary course of their respective businesses, Smith Barney, Merrill Lynch and their respective affiliates may actively trade or hold the securities of HomeSide and NAB and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to HomeSide, and Merrill Lynch has in the past provided investment banking services to NAB and HomeSide, unrelated to the proposed Merger, for which services Smith Barney and Merrill Lynch have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with HomeSide, NAB and their respective affiliates.

     Smith Barney and Merrill Lynch are internationally recognized investment banking firms and were selected by HomeSide based on their experience, expertise and familiarity with HomeSide and its business. Smith Barney and Merrill Lynch regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employment Agreements with NAB and HomeSide Lending, Inc. NAB and HLI have entered into employment agreements (the "Employment Agreements") with Joe K. Pickett, the Company's Chairman and Chief Executive Officer; Hugh R. Harris, the Company's President and Chief Operating Officer; Kevin D. Race, the Company's Vice President, Treasurer and Chief Financial Officer; Mark F. Johnson, the Company's Vice President, Loan Production; and William Glasgow, Jr., the Company's Vice President, Loan Administration and six other officers of the Company (the "Executives"). Each Employment Agreement will become effective upon consummation of the Merger and provides for a three-year term of employment commencing upon the consummation of the Merger. Pursuant to the Employment Agreements, Mr. Pickett will serve as Chairman and Chief Executive Officer of HLI. Mr. Harris will serve as President and Chief Operating Officer of HLI and Mr. Race will serve as Executive Vice President and Chief Financial Officer of HLI. The Employment Agreements for Messrs. Johnson and Glasgow provide that each such Executive will serve as an Executive Vice President of HLI.

     Pursuant to the Employment Agreements, Messrs. Pickett, Harris, Race, Johnson and Glasgow each (i) will receive an annual base salary of $450,000, $410,000, $300,000, $230,000 and $230,000 respectively, (ii) will receive a guaranteed annual bonus of $800,000, $800,000, $337,500, $362,500 and $362,500,
respectively, payable on each of the first and second anniversaries of the Effective Time, (iii) will be eligible to participate in HLI's annual bonus plan ("ABP"), (iv) will be eligible to participate in NAB's Executive Share Option Plan and will receive an initial grant of 50,000, 45,000, 35,000, 30,000, and 30,000 options to purchase NAB ordinary shares, respectively, and (v) will be eligible to participate in a long-term incentive plan (funded by NAB with a cash pool not in excess of $15,000,000), the first award under such plan (the "Anniversary Award") to be payable in a lump sum cash payment within 30 days following the third anniversary of the Effective Time (the "Anniversary Date"), provided that Executive is employed by HLI on the Anniversary Date. The Employment Agreements provide that NAB shall cause the entire long-term incentive plan cash pool to be distributed to eligible Company executives. The Employment Agreements for the six other officers provide for annual base salaries aggregating $1,120,000, and guaranteed annual bonuses aggregating $712,500; and such officers will receive in the aggregate initial grants of 150,000 options to purchase NAB ordinary shares and will be eligible to participate in HLI's annual bonus plan and in the long-term incentive plan referred to in clause (v) above. The Employment Agreements also provide that each Executive will be (i) entitled to participate in employee benefit plans as may be in effect for senior executives of HLI from time to time, (ii) entitled to paid vacation in accordance with the vacation policy applicable to HLI's senior executives, (iii) reimbursed by HLI for reasonable business expenses and
(iv) entitled to receive the same perquisites that such Executive received immediately prior to the Effective Time. The Employment Agreements further provide that each Executive will be eligible to participate in a nonqualified deferred compensation plan to which such Executive may elect to defer any amount of such Executive's cash compensation.

     The Employment Agreements may be terminated by the Executive for "good reason" and by HLI for "cause," as such terms are defined in the Employment Agreements, or by voluntary resignation of the Executive, upon ninety (90) days' written notice provided the Executive waives any amounts payable under the Employment Agreement and provided further that Executive's obligations under the Confidentiality and Noncompetition Agreement (described below) to which Executive is a party remain unaffected by such resignation. In the event that HLI terminates the Executive's employment for any reason other than cause or disability or the Executive terminates his employment for good reason, HLI is obligated to (A) pay to the Executive his Anniversary Award pursuant to the long-term incentive plan if he is terminated prior to the third anniversary of the Merger and (B)(i) pay to the Executive for the twenty-four (24) month period (the eighteen (18) month period, in the case of each Executive other than Messrs. Pickett and Harris) following the Executive's termination (the "Continuation Period"), an amount equal to his average monthly base salary for the two year period (or portion thereof) immediately preceding the date of termination, plus (ii) at the end of the Continuation Period, an amount equal to two times (1.5 times, in the case of each Executive other than Messrs. Pickett and Harris) the average of (x) the Executive's target bonus under the ABP for the year in which termination occurs and (y) the annual bonus under the ABP for the year immediately preceding the year in which termination occurs, (iii) the pro rata portion of the guaranteed annual bonus, if any, for the year of termination and (iv) the pro rata portion of the Executive's ABP award for the year of termination, and (C) provide Executive during the Continuation Period with continued coverage under HLI's health, life and disability insurance plans, provided that Executive continues to contribute the employee share of the cost applicable to such coverages. The amounts under clauses (B)(i) and (ii) and the coverage under clause (C) in the immediately preceding sentence will be payable or provided, as the case may be, only so long as Executive complies with his obligations under the Confidentiality and Noncompetition Agreement (described below) to which Executive is a party.

     In the event Executive's employment is terminated by reason of death or disability, HLI shall pay Executive (or his designated beneficiary or estate, as the case may be) the pro-rated portion of (i) the guaranteed annual bonus, if any, for the year of termination of employment, (ii) any ABP award Executive would have received for the year of termination of employment, and (iii) any applicable award payable under the long-term incentive plan (which is the Anniversary Award in the event of termination of employment on or before the third anniversary of the Merger).

     Each Employment Agreement provides that the Executive waives any and all rights to benefits payable under any prior severance agreement to which the Executive and HLI are parties and agrees that such severance agreement shall be void and of no further effect and shall be superseded in its entirety by the Employment Agreement.

     Confidentiality and Non-Competition Agreements with NAB and HLI. Each Executive has entered into a Confidentiality and Non-Competition Agreement (the "Confidentiality and Noncompetition Agreements") with HLI and NAB under which each Executive has agreed to hold in a fiduciary capacity for the benefit of HLI all secret or confidential information, knowledge or data relating to HLI or any of its affiliated companies and their respective businesses that was obtained during the Executive's employment with the Company and not to divulge any such information without the prior written consent of the Company, or as otherwise required by law or legal process (provided that HLI has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required). Each Confidentiality and Noncompetition Agreement also provides that during the term of the Executive's employment and for the Applicable Period (as defined below) thereafter, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, advise or in any manner participate or engage in any mortgage origination, mortgage lending or mortgage servicing business within the United States that competes directly or indirectly with any business in which HLI or any of its affiliates is engaged at the time of the Executive's termination or thereafter. Furthermore each Confidentiality and Noncompetition Agreement provides that during the Applicable Period (as defined below) the Executive will not directly or indirectly solicit for employment by other than HLI any person who is at such time or was during specified periods prior to the Executive's termination of employment employed by HLI or its affiliates, or solicit or accept business from certain customers of HLI or its affiliates or customer prospects of HLI or its affiliates. For purposes of the Confidentiality and Noncompetition Agreements, the "Applicable Period" is the period during which the Executive is employed by the Company pursuant to the Employment Agreement plus a period equal to (i) 24 months thereafter in the event the Executive is terminated for Cause (as defined in the Employment Agreement) or voluntarily terminates his Employment Agreement without Good Reason (as defined in the Employment Agreement) or (ii) in the event of any other termination not described in clause (i) above, the shorter of the period equal to the remaining time left in the current term of the Employment Agreement and the period Executive receives payments under the termination provisions of the Employment Agreement. The Confidentiality and Noncompetition Agreements will only become effective upon the consummation of the Merger. In consideration of entering into the Confidentiality and Noncompetition Agreement, Messrs. Pickett, Harris, Race, Johnson and Glasgow will receive a one time cash payment in the amount of $1,500,000, $1,500,000, $1,000,000, $400,000 and $400,000,
respectively, immediately following and conditioned upon, the consummation of the Merger. The Confidenti-ality and Noncompetition Agreements entered into by the six other officers provide for cash payments aggregating $1,520,000.


     Acceleration of Options. The Board of Directors of the Company, with the consent of NAB, has authorized the acceleration of vesting and exercisability, immediately prior to the consummation of the Merger, of certain outstanding options to purchase Common Stock of the Company (each, an "Option") pursuant to the Company's stock option plans. Pursuant to the Merger Agreement, immediately prior to the Effective Time, each Option which is outstanding and exercisable (and has not been exercised) will be terminated and each holder thereof will be entitled to receive an amount in cash equal to (A) the product of (i) the excess of (x) $27.825 over (y) the per share exercise price applicable to such Option by (ii) the number of such shares of Company Stock subject to such accelerated option, less (B) any amounts required to be withheld under applicable law. The following sets forth for the executive officers and directors of the Company listed, the amounts such individual is entitled to receive with respect to accelerated Options pursuant to the Merger Agreement: Joe K.
Pickett -- $2,380,595; Hugh R. Harris -- $2,380,595; Kevin D.
Race -- $1,018,261; Mark F. Johnson -- $981,636; and William Glasgow,
Jr. -- $981,636. In addition, such individuals will receive the following amounts with respect to previously vested options pursuant to the Merger
Agreement: Joe K. Pickett -- $851,533; Hugh R. Harris -- $851,533; Kevin D.
Race -- $340,645; Mark F. Johnson -- $340,645; and William Glasgow,
Jr. -- $340,645. Other officers and employees of the Company will receive, in the aggregate, $7,553,317 with respect to Options pursuant to the Merger Agreement, of which $5,644,174 represents amounts paid with respect to accelerated options.


     Indemnification of Officers and Directors. The Merger Agreement provides that for a period of six years after the Effective Date of the Merger, NAB will indemnify and hold harmless each person who was an officer, director, or employee of the Company at any time prior to the Effective Time of the Merger (the "Indemnified Parties") against any costs, expenses, judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the extent to which such Indemnified Parties were entitled under Delaware law and the Company's Certificate of Incorporation and By-Laws in effect on the date of the Merger Agreement.

CERTAIN TERMS OF THE MERGER AGREEMENT

     The following summary description of the Merger Agreement should be read with the full text of such agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

     Consideration to be Paid in the Merger. At the Effective Time, automatically and without any action on the part of any shareholder, each share of capital stock of the Company issued and outstanding, other than shares held by stockholders exercising statutory appraisal rights or shares held directly by NAB (except shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive $27.825 in cash, without interest (the "Merger Consideration"). In order to receive the Merger Consideration each stockholder will be required to surrender his or her stock certificate(s) to an exchange agent (the "Exchange Agent") along with a duly executed letter of transmittal previously provided to such stockholders by the Exchange Agent. The Exchange Agent will then pay the Merger Consideration in cash for each share of Company Stock represented by such stock certificates.

     Treatment of Stock Options. Immediately prior to the Effective Time, each stock option granted by the Company to directors, officers and employees of the Company and its subsidiaries to purchase shares of Company Stock which is outstanding and exercisable (and has not been exercised) shall be terminated and each holder thereof shall be entitled to receive, an amount in cash equal to the difference, if any, between $27.825 and the exercise price applicable to such option multiplied by the number of shares of Company Stock subject to such option, less any amounts required to be withheld under applicable law.

     Closing of Merger; Effective Time. On such date as NAB selects, which shall be within 7 business days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of government authorities and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed in writing by the parties, a certificate of merger shall be executed and the Merger shall become effective upon filing of such merger certificate or on such date and at such time as is agreed to by the parties (the "Effective Time").

     Conditions to the Merger. The respective obligations of NAB, the Merger Subsidiary and the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) approval by the requisite vote of the shareholders of the Company in accordance with the Company's charter and applicable law; (ii) NAB, Merger Subsidiary, the Company and each of their respective subsidiaries shall have procured the approvals, authorizations, consents or waivers with respect to the Merger Agreement and the transactions contemplated thereby by the Reserve Bank of Australia, the U.S. Federal Reserve Board, the relevant state mortgage banking licensing or supervisory authorities (provided that, if such approvals cannot be obtained in time to permit the consummation of the Merger at a time when it otherwise could occur, arrangements reasonably acceptable to NAB that enable the Company to conduct its business substantially in accordance with its recent past practices shall have been entered into); Fannie Mae, Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA") and Department of Housing and Urban Development ("HUD") and any other governmental authority or other person necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement; (iii) all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement shall have been satisfied; and (iv) no party to the Merger Agreement shall be subject to any order, decree or injunction enjoining or prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement and no litigation or proceedings shall be pending against NAB, Company or any of their subsidiaries brought by any governmental agencies seeking to prevent consummation of the transactions contemplated in the Merger Agreement.

     In addition, the obligations of NAB and the Merger Subsidiary are subject to the satisfaction (or waiver) of the following conditions: (i) each of the representations and warranties of the Company contained in the Merger Agreement shall (subject to a specified standard of materiality) have been true and correct on the date of the Merger Agreement and shall be true and correct on the Effective Date and the Company shall have performed, in all material respects, each of its covenants and agreements contained in the Merger Agreement; (ii) NAB shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company dated the Effective Date to the foregoing effect; (iii) immediately prior to the Effective Time, all rights (including all options) relating to the capital stock of the Company shall have been duly terminated and shall thereafter be of no force and effect whatsoever; and (iv) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by the Merger Agreement.

     In addition, the obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions: (i) each of the representations, warranties and covenants of NAB and the Merger Subsidiary contained in the Merger Agreement shall (subject to a specified standard of materiality) have been true and correct on the date of the Merger Agreement and shall be true and correct on the Effective Date as if made on such date in NAB and the Merger Subsidiary shall have performed, in all material respects, each of its covenants and agreements contained in the Merger Agreement; (ii) the Company shall have received certificates signed by the Chief Financial Officer and the Chief Executive Officer of NAB, dated the Effective Date, to the foregoing effect; and (iii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by the Merger Agreement.

     Certificate of Incorporation. As provided in the Merger Agreement, the Certificate of Incorporation and By-Laws of the Company each as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and the By-Laws of the surviving corporation.

     Representations and Warranties. The Merger Agreement contains various representations and warranties. These include representations and warranties by the Company with respect to the truth of the recitals in the Merger Agreement, capital stock of the Company, due organization, authority to conduct its business, subsidiaries, shareholder approval, no violations, securities filings, absence of undisclosed liabilities and certain changes or events, taxes, absence of claims, absence of regulatory actions, agreements, labor matters, employee benefits, properties, knowledge as to conditions, compliance with laws, fees, environmental matters, names and trademarks, mortgage banking licenses and qualifications, title to loans, compliance of loans, loan files, loan servicing agreements, no recourse of servicing rights against the servicer, escrow accounts, advances, single family loans, ARM adjustments, pools, securitization transactions, mortgage insurance, taxes and insurance, title insurance, condemnation, servicing portfolio tape, inapplicability of anti-takeover provisions, material interests of certain persons, insurance, risk management, registration obligations, books and records, corporate documents, indemnification, fair lending, no omission of material fact, and conduct of business. NAB has made certain representations with respect to the truth of its recitals, corporate organization and qualification, corporate authority, no violations, access to funds, knowledge as to conditions, and truth of proxy statement information.

     Conduct of Business Pending the Merger. During the period between the date of the Merger Agreement and the Effective Time, the Company and each of its subsidiaries is obligated to (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, good will, properties, franchises, leases, employees and advantageous business relationships and retain the services of its current officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, NAB, the Merger Subsidiary or any subsidiary thereof to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements on a timely basis under the Merger Agreement, and (iv) take no action that is reasonably likely to have a Material Adverse Effect on the Company.

     As used in the Merger Agreement, the term "Material Adverse Effect" means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the condition (financial or other), properties, assets, business or results of operations of any person or its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under and to consummate the transactions contemplated by the Merger Agreement. Any change in the condition (financial or otherwise), properties, assets, business or results of operations arising by virtue of a change in interest rates or other event affecting the mortgage banking industry in general is not deemed to cause a Material Adverse Effect.

     The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, subject to certain exceptions, limitations and qualifications set forth in the Merger Agreement, neither the Company nor its subsidiaries shall, without the prior written consent of NAB: (i) make any loan or advance or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (ii) adjust, split, combine or reclassify any capital stock; make, declare, set aside money for or pay any dividend or make any other distribution on or redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue any right, warrant or option to acquire, or securities evidencing a right to convert into, exchange for or acquire any shares of its capital stock; or issue any additional shares of capital stock; (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person; (iv) make or commit to make or incur any obligation or liability in connection with any capital expenditures; (v) terminate, establish, adopt, enter into, make any new or accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify, any compensation and benefit plans or increase the salary, wage, bonus or other compensation of any officers or other key employees; (vi) make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person; (vii) sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties; sell, assign or otherwise transfer any rights to service loans; or sell, transfer, lease or encumber any loan;

(viii) acquire any assets or enter into any contract, agreement or commitment or arrangement with respect thereto or acquire any servicing right in a bulk transaction; (ix) enter into, terminate, waive, release or assign any contract or agreement, or make any change in any of its leases, agreements or contracts;
(x) settle certain claims, actions or proceedings involving liability, restrictions on operations or the creation of precedent; (xi) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim; (xii) make, renegotiate, renew, increase, extend or purchase any loan or lease (credit equivalent), advance, credit enhancement or other extension of credit or make any commitment or guarantee in respect of any of the foregoing; (xiii) change its fiscal year or its method of accounting in effect on August 31, 1997; (xiv) enter into any new lines of business or cease to conduct any lines of business that it conducted on the date of the Merger Agreement or conduct any business activity outside the ordinary course of business and not consistent with past practice; (xv) amend its certificate of incorporation, by-laws or similar organizational documents; (xvi) implement or adopt any material change in its interest rate risk management and hedging policies or procedures, fail to follow its existing policies or procedures with respect to managing its exposure to interest rate risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk against loans held in the Company's pipeline, or materially alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing or buying or selling rights to service loans;
(xvii) amend or revise or fail to comply in any material respect with any of its other material policies, procedures and guidelines; or (xviii) agree to or make any commitment to take any of the actions prohibited by the foregoing clauses of the Merger Agreement.

     No Solicitation. Neither the Company nor its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries, or, except to the extent the Board of Directors of the Company determines in good faith, based on the advice of independent counsel, that its fiduciary obligations require such action and prior to the receipt of the required Company shareholder approval, engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise knowingly facilitate any effort to implement an acquisition proposal. The Company will notify NAB immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company and will continue to inform NAB of the status of such inquiries, proposals, requests, negotiations and discussions.

     Employee Benefit Matters. During the period commencing on the Effective Time and ending on the first anniversary thereof, to the extent permitted by law, NAB has agreed to provide or cause the Company to provide employees of the Company who remain as employees of the Company as of the Effective Time ("Covered Employees") with employee benefit plans, programs and arrangements which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries (other than stock option or other plans involving the potential issuance of securities of the Company). For purposes of employee benefit plans, programs and arrangements provided to Covered Employees maintained or contributed to by NAB or any of its subsidiaries, NAB will, and will cause its subsidiaries to, treat service of each Covered Employee with the Company and its subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its subsidiaries) as service rendered to NAB and its subsidiaries, solely for the purpose of eligibility to participate and vesting thereunder. NAB will honor, and will cause the Company to honor, pursuant to their terms (as they may be amended or superseded from time to time, for example, as provided by the Employment Agreements), all employee severance plans and employment, change of control or severance agreements of the Company or its subsidiaries that are specifically identified to NAB. Neither NAB nor the Company will be prohibited from amending or terminating any compensation and benefit plan of the Company (or its subsidiaries) or NAB (or its subsidiaries) or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     Termination. The Merger Agreement may be terminated, and the Merger abandoned prior to the Effective Date, (i) by the mutual consent of NAB and the Company; (ii) by NAB or the Company by written notice to the other in the event of a material breach by, in the case of a termination by the Company, NAB or in the case of a termination by NAB, the Company, of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured or curable within 30 days of notice of any such breach; (iii) by NAB or the Company, by written notice to the other if (a) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated by the Merger Agreement shall have been denied or (b) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) by NAB or the Company, by written notice to the other party in the event that the Merger is not consummated by June 30, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate; (v) by NAB, by written notice to the Company if (a) the Company takes, causes to be taken or allows to be taken any action that is prohibited by the non-solicitation provisions described above or (b) the Board of Directors of the Company fails to make or withdraws, rescinds or materially modifies its recommendation to the shareholders that the Merger Agreement be approved by the shareholders at the Special Meeting; or (vi) by the Company by written notice to NAB prior to the approval by the shareholders of the Company of the Merger Agreement, if without breaching the non-solicitation provisions described above, the Company shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Transaction (as defined below) on terms determined in good faith by the Board of Directors of the Company after consulting with and considering the advice of the Company's independent counsel and financial advisors to be more favorable to the stockholders of the Company than the Merger and with respect to which the Board of Directors has determined after such consultation and consideration that to proceed with the Merger would violate the fiduciary duties of the Board of Directors to the Company's shareholders; provided, however, that the right to terminate the Merger Agreement pursuant to this termination provision shall not be available unless the Company pays to NAB simultaneously with such termination a fee in the amount of $22,000,000 and an amount in cash equal to the amount of all out-of-pocket expenses not exceeding $10,000,000 incurred by NAB related to the transactions contemplated by the Merger Agreement and NAB's plans to acquire the Company. Such amounts shall be credited against any amounts which may be payable upon the occurrence of a "Fee Trigger Event" as described below.

     As used in the Merger Agreement the term "Acquisition Transaction" means
(i) a merger or consolidation, or any similar transaction involving the Company or any subsidiary of the Company (a "Company Subsidiary") or group of Company Subsidiaries that is, or would on an aggregate basis, constitute a significant subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) (other than mergers, consolidations, or similar transactions involving solely the Company and/or one or more wholly owned subsidiaries of the Company provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (ii) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Company or any Company Subsidiary or group of Company Subsidiaries that is, or would on aggregate basis constitute, a significant subsidiary (other than in the case of subsidiaries of HLI sales of mortgage loans, servicing rights and related assets in the ordinary course of business consistent with past practice), or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or any Company subsidiary or group of Company Subsidiaries that is, or would on an aggregate basis constitute, a significant subsidiary.

     The Merger Agreement provides that, upon the occurrence of a "Fee Trigger Event" the Company shall pay to NAB a cash fee in the amount of $44,000,000 plus all out-of-pocket expenses not exceeding $10,000,000 incurred by NAB related to the transactions contemplated by the Merger Agreement and NAB's plans to acquire the Company. The term "Fee Trigger Event" includes (i) the acquisition by any person other than NAB or its subsidiaries of beneficial ownership of securities representing 20% or more of the voting power of the Company; (ii) the consummation of an Acquisition Transaction, except that the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" referred to above shall be 20% for purposes of determining a Fee Trigger Event; or (iii) the failure of BankBoston, N.A., Siesta Holdings, Inc., Thomas H.

Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Madison Dearborn Capital Partners, L.P. to vote its shares of Common Stock in favor of the Merger. NAB's right to receive such fee shall be discontinued in the event that any of the following occurs prior to a Fee Trigger Event: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its provisions, if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event (other than (x) a termination by NAB because of a knowing, intentional or grossly negligent breach by the Company, (y) a termination by NAB because of breach by the Company of the non-solicitation provisions of the Merger Agreement or the failure to make, or the withdrawal, rescission or material modification by the Board of Directors of the Company of its recommendation that stockholders should vote in favor of the Merger, or (z) termination by the Company under the terms described above which require it to pay the $22,000,000 termination fee described above); or (iii) 18 months after termination of the Merger Agreement if such termination follows or occurs at the same time as a Preliminary Fee Trigger Event or is a Listed Termination as defined in Section 6.3(a)(ii) of the Merger Agreement.

     The term "Preliminary Fee Trigger Event" means any of the following events (with the percentage described in subsection (iii) of the definition of "Acquisition Transaction" above being deemed to be 10%): (i) the Company or any Company subsidiary, without obtaining NAB's prior written consent shall have entered into an agreement to engage in an Acquisition Transaction or the Board of Directors of the Company shall have recommended that the Company approve an Acquisition Transaction other than the Merger; (ii) any person other than NAB or any NAB subsidiaries shall have acquired beneficial ownership or the right to acquire beneficial ownership of securities representing 10% or more of the outstanding voting power of the Company; (iii) the stockholders of the Company shall have voted and failed to approve the Merger Agreement and the Merger at the special meeting or if the special meeting shall not have been held in violation of the Merger Agreement, if it shall have been publicly announced that a third party has made or intends to make a proposal to engage in an Acquisition Transaction; (iv) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to NAB, its recommendation that the stockholders of the Company approve the transactions contemplated by the Merger Agreement or the Company shall have authorized, recommended or proposed an agreement to engage in an Acquisition Transaction other than with NAB; (v) any person other than NAB shall have made a proposal to the Company to engage in an Acquisition Transaction and such proposal shall have become public; (vi) any person other than NAB or any NAB subsidiary shall have filed with the SEC a Registration Statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction; (vii) the Company shall have willfully breached any covenant or obligation obtained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction; and following such breach NAB would be entitled to terminate the Merger Agreement; or (viii) any person other than NAB or any NAB subsidiary shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval or clearance to engage in an Acquisition Transaction.

     NAB shall not be entitled to a termination fee or an expense reimbursement fee if the Merger Agreement is terminated (i) by mutual consent, (ii) in the event of certain breaches of the representations, warranties, covenants or agreements contained in the Merger Agreement, (iii) in the event any approval, consent or waiver of a governmental authority required to permit consummation of the Merger shall have been denied, or any governmental authority shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger, (iv) if the Merger is not consummated by June 30, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the Company if it is seeking to terminate or by NAB or its merger subsidiary if NAB is seeking to terminate; provided that prior to any such termination, the Company (i) has made and shall not have withdrawn, rescinded or materially modified its recommendation to shareholders to vote favorably on the Merger,
(ii) is not in breach of its obligations under the provision of the Merger Agreement which prohibits the Company from soliciting an Acquisition Proposal from a third party or the provision which requires the Company to convene a meeting of its stockholders for the purpose of approving the Merger Agreement, and (iii) shall not have acted willfully or knowingly so as to adversely affect the favorable approval of the Merger Agreement by the stockholders of the Company.

SHAREHOLDER AGREEMENTS

     Each of BankBoston, N.A., Siesta Holdings, Inc., Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., and Madison Dearborn Capital Partners, L.P., who hold in the aggregate approximately 76% of the outstanding shares of Common Stock of the Company, have entered into shareholder agreements (the "Shareholder Agreements") under which they have irrevocably and unconditionally agreed to vote all of their shares of Common Stock of the Company in favor of the Merger at any meeting of the Company's stockholders called to vote upon the Merger. Each such stockholder has further agreed that it will not vote its shares of Common Stock of the Company in favor of any other Acquisition Proposal (as defined below). The Shareholder Agreements provide that each such stockholder will not (a) directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of their shares of Common Stock of the Company, unless such stockholder receives (i) an irrevocable proxy to vote such shares with respect to the Merger Agreement and the Merger, and such stockholder will vote such proxy as provided in the Shareholder Agreement and (ii) an agreement identical in all material respects to such Shareholder Agreement executed by the buyer of such shares; and (b) take any action or omit to take any action which would prohibit, prevent or preclude such stockholder from performing its obligations under the Shareholder Agreement. Each such stockholder has agreed to take all reasonable actions and make reasonable efforts to consummate the Merger and effect the other transactions contemplated by the Merger Agreement.

     Each such stockholder has also agreed that neither it nor any of the subsidiaries, nor any of the respective officers and directors of the stockholder or its subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including without limitation any investment, banker, attorney or accountant retained by it or any of its subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to stockholders of the Company) with respect to a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or having any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or make any Acquisition Proposal.

     The Shareholder Agreements provide that the stockholders are entering into such agreements in their capacity as stockholders of the Company and that nothing therein shall be deemed to restrict in any respect the ability of the directors of the Company (including directors who are employees of the stockholders and affiliates of the stockholders) to exercise their fiduciary duties in accordance with the terms of the Merger Agreement.

                   DESCRIPTION OF STATUTORY APPRAISAL RIGHTS

     If the Merger is consummated, dissenting stockholders of the Company will be entitled to have the fair value of their shares of the Common Stock and Class C Common Stock at the Effective Time determined and paid to them by complying with the provisions of Section 262 of Delaware General Corporation Law. The following is a summary description of the provisions of Section 262. This summary is complete in all material respects, but should be read with the full text of Section 262, a copy of which is attached hereto as Exhibit B. Any stockholder intending to exercise statutory appraisal rights is urged to review Exhibit B carefully and to consult with legal counsel so as to assure strict compliance with its provisions.


     A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S RIGHT TO DEMAND APPRAISAL OF SUCH STOCKHOLDER'S SHARES OF COMMON STOCK AND CLASS C COMMON STOCK.

WHO MAY EXERCISE STATUTORY APPRAISAL RIGHTS

     Under Section 262, stockholders who follow the procedures set forth therein will be entitled to have their shares of Common Stock and Class C Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock and Class C Common Stock as determined under Section 262 could be more than, less than or equal to the consideration to be received by stockholders in the Merger.

PROCEDURE FOR EXERCISING STATUTORY APPRAISAL RIGHTS

     Where a proposed merger for which statutory appraisal rights are available is submitted for approval at a meeting of stockholders, Section 262 requires that the company, not less than 20 days prior to such meeting, notify each of its stockholders who was such on the record date for such meeting with respect to the shares for which statutory appraisal rights are available, that statutory appraisal rights are so available, and must include in such notice a copy of
Section 262. This Proxy Statement constitutes such notice to the holders of the Common Stock and Class C Common Stock and the provisions of Section 262 are attached to this Proxy Statement as Exhibit B. Any Company stockholder who wishes to exercise statutory appraisal rights with respect to all or a portion of the shares of Common Stock and Class C Common Stock held by such stockholder or who wishes to preserve the right to do so should review the following discussion and Exhibit B carefully, as the failure to timely and properly comply with the procedures specified will result in the loss of statutory appraisal rights under Delaware law.

     A holder of Company Common Stock or Class C Common Stock wishing to exercise statutory appraisal rights must (i) deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting a written demand for appraisal of such holder's Common Stock or Class C Common Stock and (ii) not vote in favor of adoption of the Merger Agreement. A holder of Common Stock or Class C Common Stock wishing to exercise such rights must be the record holder of such shares on the date the written demand is made and must continue to hold such shares of record through the Effective Time. Accordingly, a holder of the Company's Common Stock or Class C Common Stock who is a record holder on the date that the demand is made but who subsequently transfers such shares prior to the Effective Time will lose such holder's right to appraisal with respect to the shares transferred.

     A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the stock certificate. If the shares of Common Stock or Class C Common Stock in question are held in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock or Class C Common Stock as nominee for several beneficial owners may exercise statutory appraisal rights with respect to the shares of Common Stock or Class C Common Stock held by one or more beneficial owners without exercising such rights with respect to other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock and Class C Common Stock as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock and Class C Common Stock held in the name of the record owner. Stockholders who hold the Company's Common Stock or Class C Common Stock in brokerage accounts or other nominee form and who wish to assert statutory appraisal rights are urged to consult with their brokers to determine the appropriate procedures to be followed in making a demand for appraisal by such a nominee.

     All written demands for appraisal should be sent or delivered to the Company at 7301 Baymeadows Way, Jacksonville, Florida 32256, Attention: Robert
J. Jacobs, Secretary.

     Any holder of the Company's Common Stock or Class C Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote the Common Stock or Class C Common Stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on the Common Stock (except for dividends or distributions payable to holders of record of the Common Stock or Class C Common Stock as of a record date prior to the Effective Time). After the Effective Time, no Common Stock or Class C Common Stock will be outstanding.

     Within 10 days after the Effective Time the Surviving Corporation will be required to notify each stockholder who has complied with the provisions of
Section 262 and who has not voted in favor of adoption of the Merger Agreement of the date that the Merger became effective. Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of statutory appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Common Stock. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands, whichever is later.

DETERMINATION OF FAIR VALUE; VENUE FOR FILING APPRAISAL PETITION

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements described above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Common Stock and Class C Common Stock and a copy thereof shall be served upon the Surviving Corporation. The Surviving Corporation is under no obligation to and does not currently intend to file a petition with respect to the appraisal of the fair value of the Common Stock and Class C Common Stock. Accordingly, it will be the obligation of the stockholders to initiate all necessary action to perfect statutory appraisal rights with respect to their shares of Common Stock within the time periods prescribed by
Section 262.

     If a petition for appraisal is timely filed, stockholders entitled to statutory appraisal rights may receive notice of the time and place of a hearing on the petition. After such hearing, the Delaware Court of Chancery will determine the stockholders entitled to statutory appraisal rights and the "fair value" of their shares of the Common Stock and Class C Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid thereon. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in determining fair value in an appraisal proceeding. The Delaware Supreme Court has further stated that in making a determination of fair value in an appraisal proceeding the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on the future prospects of the merged corporation. In Weinberger v. UOP, INC., the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered" in determining fair value.

COSTS OF APPRAISAL ACTION

     The costs of an appraisal action may be determined by the Court of Chancery and taxed upon the parties as it deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock and Class C Common Stock entitled to appraisal.

     If any stockholder who properly demands appraisal of his or her Common Stock or Class C Common Stock under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the Delaware General Corporation Law, such stockholder's shares will be converted into the right to receive the consideration specified in the Merger Agreement. A stockholder will fail to perfect statutory appraisal rights, or effectively lose or withdraw his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Company or the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     This summary sets forth material anticipated U.S. federal income tax consequences to stockholders of their disposition of capital stock pursuant to the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws or interpretations may differ at the Effective Time, and relevant facts may also differ. The summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. The effectiveness of the Merger is not conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.



     This summary is for general information only. The tax treatment of each stockholder will depend in part upon his or her particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, stockholders who own or owned actually or constructively (under certain attribution rules contained in the Code) 5% or more of the outstanding capital stock of the Company who acquired their capital stock through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire capital stock. All stockholders should consult with their own tax advisors as to the particular tax consequences of the consummation of the Merger to them, including the applicability and effect of any state, local and foreign tax laws.



     A Company stockholder will generally recognize gain or loss equal to the difference between the adjusted tax basis of the shares of capital stock of the Company exchanged in the Merger and the amount of cash received as a result of the Merger. Such gain or loss will be capital gain or loss if the shares of capital stock of the Company are capital assets in the hands of the exchanging stockholder, and will be long-term capital gain or loss if the holding period for the shares of capital stock of the Company is more than 12 months as of the Effective Time. For an individual stockholder, long-term capital gain is generally subject to a maximum Federal income tax rate of 28% in respect of property held for more than one year and to a maximum Federal income tax rate of 20% in respect of property held in excess of 18 months.


                               REGULATORY MATTERS

BANK REGULATORY APPROVALS

     Federal Reserve Board. Pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA") the Merger is subject to prior approval by the U.S. Federal Reserve Board under Section 4(c)(8) of the BHCA. Under the BHCA, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration whether the Merger can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices). Such consideration will include an evaluation of the financial and managerial resources of NAB, including its subsidiaries and the Company, the effect of the Merger on those resources, and the management expertise, internal control and risk-management systems, and capital of the Company.

     State Regulatory Authorities. The Company is subject to the jurisdiction of various state mortgage banking licensing and supervisory authorities (together, the "State Agencies"), and must provide notices to and/or receive certain approvals from the State Agencies prior to the consummation of the Merger. There can be no assurance as to when the requisite State Agency approvals might be received although the Company anticipates receipt of all State Agency approvals within sixty days after filing each such approval request. The Company must also provide certain notices to Fannie Mae, FHLMC, GNMA, HUD and VA. The Company must satisfy the foregoing requirements as a condition to the Merger; provided, however, that if the Company cannot satisfy any such requirement in time to permit the consummation of the Merger at a time when it otherwise could occur, the Company shall enter into arrangements reasonably acceptable to NAB that enable the Company to conduct its business substantially in accordance with its recent past practices and thereby permit the consummation of the Merger.

     Reserve Bank of Australia. Supervision and regulation of the Australian banking system is the responsibility of the Reserve Bank of Australia (the Reserve Bank) as empowered by the Banking Act 1959, as amended (the Banking
Act).


     Currently, Prudential Statement G1 ("PSG1") issued by the Reserve Bank, entitled "Banks Associations with Non-Banks," sets out the broad criteria for diversification by banks through equity involvements or investments in subsidiaries. Paragraph 2 of PSG1 provides that a potential equity association should normally be in the field of finance and where it involves more than a nominal ownership interest (the threshold being defined as 10 percent of equity) should be referred to the Reserve Bank for comment before the bank enters into a firm commitment. Through consensual agreement between the Reserve Bank and Australian licensed banks, the Reserve Bank's affirmation is required prior to a firm commitment by a bank to any major equity association, including the Merger. In assessing a potential equity association, the Reserve Bank requires assurances from the acquiring bank's board that the acquired entity's assets are fairly valued on the basis of an appropriate due diligence examination; the bank will have the management resources, systems and controls in place to manage effectively the business of the acquired entity; and the Reserve Bank will be regularly and fully informed of developments affecting the strategy, control and financial condition of the acquired entity.


STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

     NAB and the Company have filed or will promptly file applications with all applicable regulatory agencies and have taken or will take other appropriate action with respect to any requisite approvals or other action of any governmental entity.

     The Merger Agreement provides that the obligation of each of NAB and the Company to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board; provided however that no such approval shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on NAB, Michigan National Corporation or the Company, (ii) would require NAB, the Company or their respective subsidiaries to dispose of any asset which is material to NAB or the Company, (iii) materially restricts or curtails the current business operations or activities of NAB, Michigan National Corporation or the Company,
(iv) would require NAB, Michigan National Corporation or the Company to raise an amount of capital, the issuance and sale of which, in the absence of the Merger and the other transactions contemplated by the Merger Agreement would in NAB's judgment be materially burdensome in light of NAB's capital raising policies or
(v) would reduce the benefits of the transactions contemplated by the Merger Agreement to NAB or Michigan National Corporation in so significant a manner that NAB, in its reasonable judgment, would not have entered into the Merger had such condition or requirement been known at the date the Merger Agreement was entered into. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, or if such challenge is made, the result thereof.

     NAB and the Company are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information with respect to the beneficial ownership of shares of the Company's voting securities as of December 5, 1997, by (i) all stockholders of the Company who own more than 5% of any class of such voting securities; (ii) each director who is a stockholder; (iii) certain executive officers; and (iv) all directors and executive officers as a group, as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder.



                                                               NUMBER OF
                                                               SHARES OF       PERCENTAGE OF VOTING
                  NAME OF BENEFICIAL OWNER                    COMMON STOCK      STOCK OUTSTANDING
------------------------------------------------------------  ------------     --------------------
BankBoston, N.A.............................................   11,461,400              26.42%
  100 Federal Street
  Boston, MA
Siesta Holdings, Inc. ......................................   11,461,400              26.42%
  3800 Howard Hughes Parkway
  Suite 1560
  Las Vegas, NV
THL(1)......................................................    8,596,050              19.82%
  75 State Street
  Boston, MA
Madison Dearborn Capital Partners, L.P. ....................    2,865,350               6.60%
  Three First National Plaza
  Chicago, IL
Thomas Hagerty..............................................       25,194(2)*
David V. Harkins............................................       39,661(3)*
Joe K. Pickett..............................................      126,797(4)*
Hugh R. Harris..............................................      121,435(4)*
Kevin D. Race...............................................       48,586(5)*
William Glasgow, Jr. .......................................       63,955(5)*
Mark F. Johnson.............................................       68,051(5)*
All Directors and Executive Officers as a group (18
  persons)..................................................      593,568(6)            1.36%


---------------
 *  Represents beneficial ownership of less than 1%.

(1) Thomas H. Lee Equity Fund III, L.P. and certain affiliates of Thomas H. Lee Company are herein collectively referred to as "THL."

(2) Does not include 8,570,856 shares owned by THL, as to which Mr. Hagerty disclaims beneficial ownership.

(3) Does not include 8,556,389 shares owned by THL, as to which Mr. Harkins disclaims beneficial ownership.

(4) Includes 48,573 shares currently exercisable under the Company stock option plan.

(5) Includes 19,431 shares currently exercisable under the Company stock option plan.


(6) Does not include the shares held by THL, Madison Dearborn Capital Partners, L.P., BankBoston, N.A., and Siesta Holdings, Inc., with which certain directors are affiliated; includes 202,073 shares currently exercisable under the Company stock option plan.

                     BUSINESS AND OPERATIONS OF THE COMPANY

     The Company was formed on December 11, 1995 by an investor group consisting of Thomas H. Lee Company and its affiliates and Madison Dearborn Partners, L.P., and on March 15, 1996 acquired certain assets and liabilities of HLI, the mortgage banking business owned by BankBoston, N.A. ("BankBoston"). On May 31, 1996, the Company acquired certain of the mortgage banking operations of Barnett Banks, Inc. ("Barnett"). The Company's executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 281-3000.

     The Company, together with its subsidiaries (collectively "HomeSide"), is one of the largest full-service residential mortgage banking companies in the United States. HomeSide's strategy emphasizes variable cost mortgage origination and low cost servicing. HomeSide's mortgage loan production volume, excluding bulk purchases, was $20.9 billion for the period March 16, 1996 to February 28, 1997, and $10.5 billion for the six months ending August 31, 1997 and its servicing portfolio was $96.6 billion at August 31, 1997. HomeSide ranks as the 5th largest originator and 7th largest servicer in the United States for calendar 1996 based on data published by National Mortgage News.

     HomeSide's business strategy is to increase the volume of its loan originations and the size of its servicing portfolio while continuing to improve operating efficiencies. In originating mortgages, HomeSide focuses on variable cost channels of production, including correspondent, broker, consumer direct, affinity, and co-issue sources. HomeSide pursues strategic relationships such as its existing agreements to acquire residential mortgage loans from BankBoston and Barnett production sources, which, for the period May 31, 1996 through February 28, 1997, represented 18.8% of HomeSide's loan production. Management believes that these variable cost channels of production deliver consistent origination opportunities for HomeSide without the fixed cost investment associated with traditional retail mortgage branch networks. HomeSide believes that its ongoing investment in technology will further enhance and expand existing processing capabilities and improve its efficiency. Based on independent surveys of direct cost per loan and loans serviced per employee, management believes that HomeSide has been one of the industry's most efficient mortgage servicers. The Company's average cost per employee is not higher than the average cost per employee of its competitors.

     HomeSide's business activities consist primarily of:

     - Mortgage production: origination and purchase of residential single family mortgage loans through multiple channels including correspondents, strategic partners (BankBoston and Barnett), mortgage brokers, co-issue partners, direct consumer telemarketing and affinity programs;

     - Servicing: administration, collection and remittance of monthly mortgage principal and interest payments, collection and payment of property taxes and insurance premiums and management of certain loan default activities;

     - Secondary marketing: sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans or private securities to investors; and

     - Risk management: management of a program designed primarily to protect the economic performance of the servicing portfolio that could otherwise be adversely affected by loan prepayments due to declines in interest rates.

     HomeSide participates in several origination channels, with a focus on wholesale originations. Since the acquisition of HLI, wholesale channels (correspondent, co-issue and broker) have represented more than 95% of HomeSide's total production. Excluding the volumes purchased from BankBoston and Barnett, no single source within the correspondent or broker channels accounted for more than 2% of total production during the period March 16, 1996 to February 28, 1997. HomeSide's other origination channels include telemarketing, affinity programs and retail branches. HomeSide also purchases servicing rights in bulk from time to time. This multi-channel production base provides access to and flexibility among production channels in a wide variety of market and economic conditions.

     HomeSide derives its revenues predominantly from its servicing operations. Loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, and other miscellaneous duties related to loan administration. HomeSide collects servicing fees from monthly mortgage payments. These fees generally range from 0.25% to 0.50% of the declining principal balances of the loans per annum. HomeSide's weighted average servicing fee, including ancillary income, was 0.431% for the period from March 16, 1996 to February 28, 1997 and 0.436% for the three months ended August 31, 1997. HomeSide also maintains certain subservicing relationships whereby servicing is performed by another servicer under an agreement with HomeSide, which remains contractually responsible for servicing the loans. Subservicing relationships are often entered into as part of a bulk servicing acquisition where the selling institution continues to perform servicing until the loans are transferred to the purchasing institution.


     HomeSide customarily sells all loans that it originates while retaining the servicing rights to such loans. HomeSide aggregates mortgage loans into pools and sells these pools, as well as individual mortgage loans, to investors principally at prices established under forward sales commitments. HomeSide's FHA and VA loans are generally pooled and sold in the form of GNMA mortgage backed securities ("MBS"). Conforming conventional mortgage loans are generally pooled and exchanged under the purchase and guarantee programs sponsored by Fannie Mae and FHLMC for Fannie Mae MBS or FHLMC participation certificates, respectively. HomeSide pays certain guarantee fees to the agencies in connection with these programs and then sells the GNMA, Fannie Mae and FHLMC securities to securities dealers. A limited number of mortgage loans (i.e., non-conforming loans) are sold to private investors. In the period March 16, 1996 to February 28, 1997, approximately 78% of the mortgage loans originated by HomeSide were sold to GNMA (38%), Fannie Mae (27%) or FHLMC (13%).

                       CERTAIN INFORMATION CONCERNING NAB


     NAB, together with its subsidiaries (the "Group"), is Australia's largest bank in terms of assets with total assets of A $202.0 billion at September 30, 1997 and is among the world's 40 largest banks in terms of shareholders' equity. NAB ranked in terms of market capitalization as one of the two largest Australian companies listed on the Australian Stock Exchange Limited (the "ASX") with a market capitalization of A$27.6 billion at November 20, 1997. For its fiscal year ended September 30, 1997, the Group recorded an operating profit after income tax of A$2,223 million, the Group's fifth consecutive year of record profits.


     NAB was established in Melbourne, Australia in 1858 as The National Bank of Australasia. The Group has expanded its banking activities in Australia and overseas principally through a combination of organic growth and acquisitions. Over the past decade, the Group has diversified the geographic range of its activities by acquiring regional banks in the United Kingdom, the Republic of Ireland ("Ireland"), New Zealand and the United States. The Group is continuing to develop the banking and financial service activities of each bank within its regional market. In addition to the Group's extensive range of retail and wholesale banking services, it also offers a range of financial services, including life and other insurance, retail and wholesale funds management and custodian and trustee services. The Group also has branches or representative offices in the major business capitals in the Asia region. As a result, assets outside Australia accounted for approximately 47% of the Group's total assets as at September 30, 1997. Management believes that the Group's international spread of activities reduces its dependence on any single economy by ensuring a diversified income stream. Growth in other financial services is consistent with the Group's focus on expanding its non-interest income streams.

     The Group's business operations in Australia are conducted principally through NAB, which offers a full range of banking and financial services across all Australian states and major territories. Services include retail financial services, such as residential mortgage lending, credit card operations and personal loans; business financial services, including loans, trade finance, leasing finance, payment services, cash flow lending, invoice discounting, fleet management services, equity finance and rural lending; wholesale financial services, including corporate banking activities, project and structured finance, capital markets facilities, treasury services including foreign exchange transactions and custody and related services for domestic and offshore institutions; and, financial management services, including personal financial planning, life and disability insurance, superannuation (pension) and a range of managed investment funds. The Australian operations of NAB, when viewed on a stand alone basis, would constitute the largest bank in Australia in terms of assets.

     The Group's business operations in New Zealand are conducted through the Bank of New Zealand ("BNZ") which is the second largest financial institution in New Zealand in terms of assets. BNZ, which was established in 1861, was acquired by the Group in 1992. It offers a full range of banking services and selected financial services to personal, business, rural and corporate customers.

     In the United Kingdom, the Group has acquired Clydesdale Bank PLC ("Clydesdale Bank"), Yorkshire Bank PLC ("Yorkshire Bank") and Northern Bank Limited ("Northern Bank"). Clydesdale Bank, which was established in 1838 and was acquired by the Group in 1987, is the third largest bank in Scotland in terms of assets. It has a substantial base in consumer and business banking in Scotland. Yorkshire Bank, which was established in northern England in 1859, was acquired by the Group in 1990. Yorkshire Bank, which is strongly represented in northern England and the Midlands region, has a substantial presence in consumer banking and has established a significant business banking capability. In Northern Ireland, the Group operates Northern Bank, which was acquired in 1987. Northern Bank is the largest bank in Northern Ireland in terms of assets and offers a full banking service to personal, business and rural customers and a growing range of financial services.

     The Group's business operations in Ireland are conducted through National Irish Bank Limited ("National Irish Bank"), which was acquired by the Group in 1987. National Irish Bank provides banking and selected financial services to individuals, rural enterprises and businesses in Ireland and is seeking to expand in the business banking market.

     In 1995, the Group established a significant presence in the United States with the acquisition of Michigan National Corporation ("MNC") whose principal subsidiary, Michigan National Bank ("MNB") is currently the fifth largest bank in Michigan and the 58th largest bank in the United States, in each case, in terms of total assets. It offers a range of commercial and consumer banking services.


     The Group also has an established presence in Asia. From its regional headquarters in Hong Kong, the Group operates a branch in Tokyo and six branches and four representative offices in Asia's major business capitals providing trade finance and treasury services. The Group's presence in the region is being expanded through the enhancement of wholesale banking capabilities and selected consumer banking activities. In addition, the Group has commenced providing a limited range of personal financial services through the provision of mortgages.


     The Group's business operations also include National Australia Financial Management Limited which offers financial services products in Australia such as life insurance, superannuation (pension), rollovers and investment funds. Investment activities in Australia are conducted through National Australia Asset Management Limited. On October 1, 1997, the Group acquired County NatWest Australia Investment Management Limited, an investment management company.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected quarterly and annual consolidated financial and operating information of the Company as set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and the notes thereto incorporated by reference in this Proxy Statement. The consolidated operating results for the period March 16, 1996 to May 31, 1996, each of the three months ended August 31, 1996, November 30, 1996, and February 28, 1997, the period March 16, 1996 to August 31, 1996, and the six months ended August 31, 1997 are unaudited, but, in the opinion of management, contain all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation; such results of operations are not necessarily indicative of results to be expected for the full year. The consolidated operating results for the period March 16, 1996 to February 28, 1997, and the consolidated balance sheet data at February 28, 1997, are derived from, and are qualified by reference to, the audited consolidated financial statements incorporated by reference in this Proxy Statement and should be read in conjunction with those financial statements and notes thereto.


                                                                                         FOR THE
                               FOR THE        FOR THE       FOR THE       FOR THE      PERIOD FROM       FOR THE        FOR THE
                             PERIOD FROM    THREE MONTHS  THREE MONTHS  THREE MONTHS  MARCH 16, 1996   PERIOD FROM    SIX MONTHS
    (DOLLAR AMOUNTS IN      MARCH 16, 1996     ENDED         ENDED         ENDED       TO FEBRUARY    MARCH 16, 1996     ENDED
     THOUSANDS, EXCEPT        TO MAY 31,     AUGUST 31,   NOVEMBER 30,  FEBRUARY 28,       28,         TO AUGUST 31   AUGUST 31,
      PER SHARE DATA)            1996           1996          1996          1997           1997            1996          1997
                            --------------  ------------  ------------  ------------  --------------  --------------  -----------
Selected Statement of
 Income Data:
Revenues:
 Mortgage servicing fees...  $     41,485   $    83,349   $    91,636   $    95,871    $    312,341    $    124,834   $  203,469
 Amortization of mortgage
   servicing rights........       (16,442)     (40,464)       (48,831)      (50,090)       (155,827)        (56,906)    (102,741)
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
   Net servicing revenue...        25,043        42,885        42,805        45,781         156,514          67,928      100,728
 Interest income...........        12,719        22,270        25,241        21,277          81,507          34,989       45,884
 Interest expense..........       (14,962)     (23,920)       (22,321)      (26,497)        (87,700)        (38,882)     (45,954)
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
   Net interest revenue....        (2,243)      (1,650)         2,920        (5,220)         (6,193)         (3,893)         (70)
 Net mortgage origination
   revenue.................        10,810        16,273        16,521        22,469          66,073          27,083       38,510
 Other income..............           107           355            79           141             682             462        1,036
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
   Total revenues..........        33,717        57,863        62,325        63,171         217,076          91,580      140,204
Expenses:
 Salaries and employee
   benefits................        11,480        21,177        20,650        19,669          72,976          32,657       39,282
 Occupancy and equipment...         1,846         3,084         3,337         3,503          11,770           4,930        7,627
 Servicing losses on
   investor-owned loans and
   foreclosure-related
   expenses................         3,938         4,058         4,957         4,981          17,934           7,996       10,509
 Other expenses............         5,345        12,523        11,711        12,135          41,714          17,868       20,046
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
   Total expenses..........        22,609        40,842        40,655        40,288         144,394          63,451       77,464
Income before income taxes
 and extraordinary loss on
 early extinguishment of
 debt......................        11,108        17,021        21,670        22,883          72,682          28,129       62,740
Income tax expenses........         4,554         6,954         9,015         8,750          29,273          11,508       24,469
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
Income before extraordinary
 loss on early
 extinguishment of debt....         6,554        10,067        12,655        14,133          43,409
Extraordinary loss one
 early extinguishment of
 debt, net of tax..........            --            --            --         6,440           6,440
                              -----------   -----------   -----------   -----------     -----------     -----------   -----------
Net income.................  $      6,554   $    10,067   $    12,655   $     7,693    $     36,969    $     16,621   $   38,271
                              ===========   ===========   ===========   ===========     ===========     ===========   ===========
Per Share Data:
Income per share before
 extraordinary loss........  $       0.34   $      0.29   $      0.36   $      0.37    $       1.33    $       0.61   $     0.87
Net income per share.......  $       0.34   $      0.29   $      0.36   $      0.20    $       1.13    $       0.61   $     0.87
Book Value.................                                                                   11.78           10.71        12.66
Weighted average shares
 outstanding...............    19,246,902    34,973,790    34,996,360    38,279,486      32,687,780      27,110,346   44,050,325
                              ===========   ===========   ===========   ===========     ===========     ===========   ===========
Selected Balance Sheet Data
 at End of Period:
Mortgage loans held for
 sale......................  $    974,484   $ 1,290,841   $ 1,101,229   $   805,274    $    805,274    $  1,290,841   $1,029,620
Mortgage servicing
 rights....................     1,235,708     1,428,117     1,339,819     1,614,307       1,614,307       1,428,117    1,822,433
Total assets...............     2,666,771     2,934,938     2,858,711     2,752,182       2,752,182       2,934,938    3,564,859
Warehouse credit
 facility..................       954,994     1,245,591     1,074,583       835,396         835,396       1,245,591    1,002,284
Long-term debt.............     1,168,059     1,064,067     1,157,508     1,134,235       1,134,235       1,064,067    1,721,870
Total liabilities..........     2,301,817     2,559,817     2,470,785     2,239,886       2,239,886       2,559,817    3,014,272
Total stockholders'
 equity....................       364,954       375,121       387,926       512,296         512,296         375,121      550,587
                              ===========   ===========   ===========   ===========     ===========     ===========   ===========
Selected Operating Data:
Volume of loan
 production................  $  3,780,236   $ 5,492,199   $ 5,540,875   $ 6,064,225    $ 20,877,535    $      9,272   $   10,541
Loan servicing portfolio
 (at period end)...........    78,391,496    85,835,155    88,706,478    90,192,247      90,192,247          85,835       96,554
Loan servicing portfolio
 (average during the
 period)...................    44,718,020(a)  82,247,794   87,537,188    90,540,220      75,692,214(b)        63,483(c)     93,389
Weighted average interest
 rate of the servicing
 portfolio (at period
 end)......................          7.86%         7.92%         7.91%         7.92%           7.92%           7.92%        7.89%
Weighted average servicing
 fee of the servicing
 portfolio including
 ancillary income (at
 period end)...............         0.445%        0.405%        0.419%        0.424%          0.431%          0.429%       0.436%


---------------
(a) Period information is for March 1, 1996 through May 31, 1996.

(b) Period information is for March 1, 1996 through February 28, 1997.

(c) Period information is for March 1, 1996 through August 31, 1996.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol HSL. The following table sets forth on a quarterly basis the range of high and low sales prices per share for the Common Stock as reported by the New York Stock Exchange. The Company's initial public offering occurred on January 30, 1997.


                                                                         HIGH      LOW
                                                                         ---       ---
        1997:
          January 30-February 28, 1997.................................   19        161/8
        1998:
          First Quarter ended May 31, 1997.............................   187/8     131/2
          Second Quarter ended August 31, 1997.........................   235/8     173/4
          Third Quarter ended November 30, 1997........................   271/16    221/2
          Fourth Quarter through December 9, 1997......................   277/16    27 /16



     On October 24, 1997, the trading date prior to the public announcement of the execution of the Merger Agreement, the high and low sales prices per share of the Common Stock were 24 1/2 and 24 1/8, respectively. On December 9, 1997, the closing sale price per share of Common Stock was 27 7/16.



     On December 5, 1997 the Company's Common Stock was held by approximately 98 holders of record. The Company has never paid cash dividends on its Common Stock and has no intention to do so in the foreseeable future.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been engaged as independent public accountants to audit the financial statements of the Company and its subsidiaries for the current fiscal year.

     A representative of Arthur Andersen LLP is expected to be present at the Special Meeting and will be given the opportunity to make a statement. The representative will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     As of the date of the Proxy Statement, management is unaware of any matters to come before the Special Meeting other than as set forth in the Notice. If other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters to be presented at the Special Meeting.

                          FUTURE STOCKHOLDER PROPOSALS


     If the Merger is not consummated, the Company will hold an Annual Meeting of Stockholders with respect to its fiscal year ending February 28, 1998, at such time in 1998 as the Board considers appropriate, and will solicit proxies for that meeting. In the event that the Merger is not consummated, any stockholder who wishes to submit a proposal for inclusion in the Company's proxy materials with respect to such meeting must do so so that such proposal is received at the Company's Jacksonville, Florida office no later than January 21, 1998. To be eligible for inclusion in the 1997 proxy materials, such proposal must conform to the requirements set forth in Regulation 14A promulgated under the Exchange Act. Any such proposals should be directed to the Secretary of the Company at 7301 Baymeadows Way, Jacksonville, Florida 32256, Attention:
Secretary.

                               VOTING PROCEDURES

     The affirmative vote of holders of a majority of all of the outstanding shares of the Common Stock of the Company entitled to vote on the Merger is required to adopt the Merger Agreement.

     You are urged to sign and return your Proxy promptly in order to make certain that your shares are voted at the Special Meeting. For your convenience, a postage paid return envelope is enclosed herewith.

                                          By Order of the Board of Directors,

                                          /s/ Robert J. Jacobs
                                          Robert J. Jacobs
                                          Secretary

                                                                       Exhibit A

                                                                  EXECUTION COPY

================================================================================












                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 25, 1997

                                 BY AND BETWEEN

                         NATIONAL AUSTRALIA BANK LIMITED

                                A.C.N. 004044937

                                       AND

                                 HOMESIDE, INC.









================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RECITALS ................................................................      1

ARTICLE I.  THE MERGERS..................................................      3
     SECTION 1.1.  FORMATION OF MERGER SUB; STRUCTURE OF THE MERGER......      3
     SECTION 1.2.  EFFECT ON OUTSTANDING SHARES..........................      3
     SECTION 1.3.  EXCHANGE PROCEDURES...................................      4
     SECTION 1.4.  DISSENTER'S RIGHTS....................................      5
     SECTION 1.5.  ALTERNATIVE STRUCTURE.................................      6
     SECTION 1.6.  OPTIONS...............................................      6

ARTICLE II. CONDUCT PENDING THE MERGER...................................      7
     SECTION 2.1.  CONDUCT OF THE COMPANY'S BUSINESS PRIOR
              TO THE EFFECTIVE TIME......................................      7
     SECTION 2.2.  FORBEARANCE BY THE COMPANY............................      7
     SECTION 2.3.  COOPERATION...........................................     11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES.............................     11
     SECTION 3.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........     11
     SECTION 3.2.  REPRESENTATIONS AND WARRANTIES OF PARENT..............     34
     SECTION 3.3.  STANDARD..............................................     36

ARTICLE IV. COVENANTS....................................................     36
     SECTION 4.1.  NO SOLICITATION.......................................     36
     SECTION 4.2.  CERTAIN POLICIES OF THE COMPANY.......................     37
     SECTION 4.3.  EMPLOYEE BENEFIT MATTERS..............................     38
     SECTION 4.4.  ACCESS AND INFORMATION................................     38
     SECTION 4.5.  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS............     39
     SECTION 4.6.  ANTITAKEOVER STATUTES.................................     39
     SECTION 4.7.  ADDITIONAL AGREEMENTS.................................     39
     SECTION 4.8.  PUBLICITY.............................................     40
     SECTION 4.9.  SHAREHOLDER MEETING...................................     40
     SECTION 4.10.  NOTIFICATION OF CERTAIN MATTERS......................     41
     SECTION 4.11.  TAX MATTERS..........................................     41
     SECTION 4.12.  CERTAIN INFORMATION..................................     42


                                                                            Page
                                                                            ----

     SECTION 4.13.  REGULATORY COMMUNICATIONS............................     42
     SECTION 4.14.  INDEMNIFICATION......................................     42
     SECTION 4.15.  HEDGING AND INTEREST RATE POLICIES;
              CORRESPONDENT LENDING AGREEMENT............................     43

ARTICLE V.  CONDITIONS TO CONSUMMATION...................................     43
     SECTION 5.1.  CONDITIONS TO ALL PARTIES' OBLIGATIONS................     43
     SECTION 5.2.  CONDITIONS TO THE OBLIGATIONS OF PARENT AND
              MERGER SUB.................................................     44
     SECTION 5.3.  CONDITIONS TO THE OBLIGATION OF THE COMPANY...........     45

ARTICLE VI.  TERMINATION.................................................     46
     SECTION 6.1.  TERMINATION...........................................     46
     SECTION 6.2.  EFFECT OF TERMINATION.................................     47

ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME..........................     50
     SECTION 7.1.  EFFECTIVE DATE AND EFFECTIVE TIME.....................     50

ARTICLE VIII.  OTHER MATTERS.............................................     51
     SECTION 8.1.  CERTAIN DEFINITIONS; INTERPRETATION...................     51
     SECTION 8.2.  SURVIVAL..............................................     51
     SECTION 8.3.  WAIVER................................................     51
     SECTION 8.4.  COUNTERPARTS..........................................     52
     SECTION 8.5.  GOVERNING LAW.........................................     52
     SECTION 8.6.  WAIVER OF JURY TRIAL..................................     52
     SECTION 8.7.  EXPENSES..............................................     52
     SECTION 8.8.  NOTICES...............................................     52
     SECTION 8.9.  ENTIRE AGREEMENT; ETC.................................     53
     SECTION 8.10.  ASSIGNMENT...........................................     53



ANNEX 1  --  Form of Shareholder Agreement


         AGREEMENT AND PLAN OF MERGER, dated as of October 25, 1997 (this "Plan"), by and between National Australia Bank Limited A.C.N. 004044937 ("Parent") and HomeSide, Inc. (the "Company").

                                    RECITALS:

         A. Parent. Parent is a commercial bank under Australian law, a foreign bank within the meaning of the International Banking Act of 1978, as amended, and a bank holding company registered as such with the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

         B. The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices located in Jacksonville, Florida. As of the date hereof, the Company has 119,610,000 authorized shares of common stock, par value $0.01 per share ("Common Stock"), of which no more than 43,375,430 shares were outstanding as of the date hereof, 97,138 authorized shares of Class B Non-Voting Common Stock ("B Stock"), par value $0.01 per share, none of which were outstanding as of the date hereof, and 195,000 authorized shares of Class C Non-Voting Common Stock ("C Stock"), par value $1.00 per share, of which no more than 97,138 shares were outstanding as of the date hereof (the Common Stock, B Stock and C Stock together, the "Company Stock"). The Company has no other shares of capital stock or other voting securities authorized and no bonds, debentures, notes or other indebtedness with general voting rights or convertible into or exchangeable for securities with such voting rights.

         C. Rights, Etc. Except as set forth in the Company's Disclosure Letter neither the Company nor any of its subsidiaries has any shares of its capital stock or other voting securities reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or other voting securities or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock or other voting securities (collectively, "Rights"), except pursuant to the 1996 Stock Option Plan and the 1996 Time Accelerated Restricted Stock Option Plan (together, the "Stock Plans").

         D. Shareholder Agreements. As a condition and inducement to Parent's willingness to enter into this Plan, The First National Bank of Boston, Siesta Holdings, Inc., Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Madison Dearborn Capital Partners, L.P. (collectively, the "Significant Shareholders"), stockholders of the Company who are entitled to cast votes in favor of the approval and adoption of this Plan sufficient to constitute at least 71% of the shares entitled to vote thereon, have each entered into a Shareholder Agreement in the form of Annex 1 attached hereto evidencing, among other things, their instructions to the Board of Directors of the Company (the "Company Board") and their unconditional and irrevocable agreement to vote in favor of, and otherwise support, this Plan.

         E. Employment Agreements. Simultaneously with the execution and delivery of this Plan, Parent and the Company have entered into employment agreements (the "Employee Agreements") with each of the following officers of the Company providing for their employment by the Company after the consummation of the Merger: Joe K. Pickett, Hugh R. Harris, Kevin D. Race, William Glasgow, Jr., Robert J. Jacobs, Mark F. Johnson, Daniel T. Scheuble, W. Blake Wilson, John Deptula, Preston James and Tommy Adkins.

         F. Board Approvals. The respective Boards of Directors of Parent and the Company have duly approved this Plan and have duly authorized its execution and delivery. Prior to the approval of this Plan by the Company Board, each of the Significant Shareholders has, after consultation with the Company as to the process (and the results thereof) the Company has undertaken regarding a possible sale of the Company and the nature of the Parent's proposal, advised the Company Board that it desires that the Company and the Company Board accept the Parent's proposal embodied in this Plan, terminate any further activities with third parties regarding a sale of the Company and immediately approve and adopt this Plan and authorize the execution and delivery thereof.

         In consideration of their respective representations, warranties, promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                              ARTICLE I. THE MERGER

         SECTION 1.1. Formation of Merger Sub; Structure of the Merger. As soon as practicable after the date hereof, Parent shall cause to be formed a direct or indirect wholly owned corporate subsidiary (the "Merger Sub") under the Delaware General Corporation Law (the "State Corporation Law") and cause the Merger Sub to take all corporate action necessary to cause the Merger (as defined below) to occur as provided for herein. On the Effective Date (as defined in Section 7.1), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in the State Corporation Law. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the State Corporation Law and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.1), the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of the Company immediately prior to the Effective Time. The Merger shall have the effects set forth in Section 259 of the State Corporation Law.

         SECTION 1.2. Effect on Outstanding Shares. (a) At the Effective Time, automatically and without any action on the part of any holder thereof, each share of Company Stock issued and outstanding at the Effective Time (other than shares which are (i) held by stockholders ("Dissenting

Stockholders") exercising appraisal rights pursuant to Section 262 of the State Corporation Law or (ii) shares held directly or indirectly by Parent, except for shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive $27.825 in cash, without interest (the "Merger Consideration"). At the Effective Time, each share of Company Stock held directly or indirectly by Parent, other than shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted, and shares held by the Company, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

         (b) At the Effective Time, the shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

         SECTION 1.3. Exchange Procedures. (a) At and after the Effective Time, each certificate theretofore representing shares of Company Stock (each, a "Certificate") shall represent only the right to receive the Merger Consideration in cash without interest or the right, if any, to receive payment from the Surviving Corporation as determined in accordance with Section 262 of the State Corporation Law.

         (b) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with First National Bank of Chicago or such other bank or trust company as Parent shall elect (which shall be reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Section 1.3, the Merger Consideration to be paid pursuant to Section 1.2 and deposited pursuant to this
Section 1.3 in exchange for outstanding shares of Company Stock.

         (c) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following:

         (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other customary provisions as Parent may reasonably determine; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and evidence that any applicable stock transfer taxes have been paid, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable discretion of Parent and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

         (d) From and after the Effective Time, there shall be no registration of transfers on the stock transfer records of the Company of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

         (e) Any portion of the aggregate Merger Consideration that remains unclaimed by the shareholders of the Company for six months after the Effective Time and the proceeds of any investments thereof shall be repaid by the Exchange Agent to Parent. Any shareholder of the Company who has not theretofore complied with this Section 1.3 shall thereafter be entitled to look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Stock held by such shareholder without any interest thereon. If outstanding certificates for shares of Company Stock are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to Parent), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check for the Merger Consideration deliverable in exchange therefor.

         SECTION 1.4. Dissenter's Rights. If any Dissenting Stockholder shall be entitled to be paid for his or her shares as provided in Section 262 of the State Corporation Law, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 1.3.

         SECTION 1.5. Alternative Structure. Notwithstanding anything in this Plan to the contrary, Parent may specify that, before or after the Merger, any of its direct or indirect subsidiaries and the Company and any of its direct or indirect subsidiaries shall enter into transactions other than those described in Article I hereof in order to effect the purposes of this Plan, and Parent and the Company shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein or the tax effect of the Merger to the holders of Company Stock, and provided, further that all such specifications shall be reasonably acceptable to the Company.

         SECTION 1.6. Options. Immediately prior to the Effective Time, each stock option granted by the Company to directors, officers and employees of the Company and its subsidiaries to purchase shares of Company Stock (each, an "Option") which is outstanding and exercisable (and has not been exercised) immediately prior to the Effective Time shall be terminated and each holder thereof shall be entitled to receive, in lieu of each share of Company Stock that at such time would otherwise have been issuable upon the exercise thereof and without payment of any exercise price therefor, an amount in cash equal to
(A) the product of (i) the excess of (x) the per share amount of the Merger Consideration (i.e. $27.825) over (y) the per share exercise price applicable to such Option by (ii) the number of such shares of Company Stock subject to such Option, less (B) any amounts required to be withheld under applicable law (the "Option Consideration"). The Company shall take or cause to be taken any and all action necessary in the reasonable judgment of the Parent under such Options to provide for such termination of all Options, including using its reasonable best efforts to obtain any necessary consents from holders. As soon as practicable after the Effective Time, the Surviving Corporation will make the payments required to be made to holders of Options under this Section 1.6. The cancellation of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, and all consents received from Option holders shall so provide. All Stock Plans and Options shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof, shall be canceled as of the Effective Time, and the Company shall take all action necessary, including using its reasonable best efforts to obtain applicable consents from optionees, to terminate all such plans and to ensure that following the Effective Time no participant in any Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Parent, the Company, the Surviving Corporation or any subsidiary thereof.


                     ARTICLE II. CONDUCT PENDING THE MERGER

         SECTION 2.1. Conduct of the Company's Business Prior to the Effective Time. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, goodwill, properties, franchises, leases, employees and advantageous business relationships and retain the services of its current officers and key employees,
(iii) take no action which would adversely affect or delay the ability of the Company, Parent, Merger Sub or any subsidiary thereof to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 8.1 hereof) on the Company.

         SECTION 2.2. Forbearance by the Company. During the period from the date of this Plan to the Effective Time, the

Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Parent, to:

         (a) except as previously disclosed in the Company's Disclosure Letter or in the ordinary course of business consistent with past practice, make any loan or advance or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

         (b) adjust, split, combine or reclassify any capital stock; directly or indirectly make, declare, set aside money for or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right, warrant or option to acquire, or securities evidencing a right to convert into, exchange for or acquire, any shares of its capital stock; or issue any additional shares of capital stock except pursuant to the exercise of Options outstanding as of the date hereof and on the terms in effect on the date hereof as set forth in the Company's Disclosure Letter;

         (c) except as set forth in the Company's Disclosure Letter or in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force as of the date of this Plan;

         (d) except as previously disclosed in the Company's Disclosure Letter, make or commit to make, or incur any obligation or liability in connection with, any capital expenditures other than capital expenditures made in the ordinary course of business consistent with past practice in amounts not exceeding in the aggregate $1,200,000 in any thirty (30) day period;

         (e) except as previously disclosed in the Company's Disclosure Letter, terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans (as defined below), or increase the salary, wage, bonus or other compensation of any officers or other key employees, except increases occurring in the ordinary course of business consistent with past practice (but not in excess of 6% in any 12-month period) or any amendment required by applicable law (provided that the Company shall use reasonable efforts to cause any such amendment to provide the least increase in cost permitted under such applicable law);

         (f) other than in the ordinary course of business consistent with past practice, make any investment either by contributions to capital, property transfers, or purchase of any property or assets of any person, provided that the Company shall make no acquisition of business operations without Parent's prior written consent;

         (g) except as previously disclosed in the Company's Disclosure Letter,
     (i) sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties,
     (ii) sell, assign or otherwise transfer any rights to service loans, other than servicing rights in respect of first mortgage loans held by the Company or one of its subsidiaries (a) on a retail basis or (b) on a wholesale basis where such wholesale loans are jumbo loans, adjustable rate mortgage loans, or other wholesale mortgage loans registered with private investors, in each case where such sales are in a manner consistent with past practice, or (iii) except in the ordinary course of business and in a manner consistent with past practice, sell, transfer, lease or encumber any Loan;

         (h) except as previously disclosed in the Company's Disclosure Letter or in the ordinary course of business consistent with past practice, (i) acquire any assets or enter into any contract, agreement, commitment or arrangement with respect thereto or (ii) acquire any servicing right in a "bulk" transaction;

         (i) enter into, terminate, waive, release or assign any contract or agreement, or make any change in any of its leases, agreements or contracts, other than in the ordinary course of business consistent with past practice;

         (j) settle any claim, action or proceeding involving (i) any liability or obligation, fixed or contingent, of the Company or any of its subsidiaries for money damages in excess of $500,000, (ii) any material restrictions upon the operations of the Company or any of its subsidiaries or (iii) the creation of any precedent for claims, actions or proceedings that are reasonably likely to be material to the Surviving Corporation and its subsidiaries;

         (k) except in the ordinary course of business and in amounts less than $500,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

         (l) except as set forth in the Company's Disclosure Letter, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment or guarantee in respect of any of the foregoing (a "Loan"), except (i) in the ordinary course of business consistent with past practice and (ii) loans or advances as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and which has been disclosed by the Company in writing to Parent prior to the execution of this Plan; provided, however, that the Company may take (or permit any subsidiary of the Company to take) any such action if, within five business days after the Company requests in writing (which request shall include information and analyses sufficient for Parent to assess the proposed action) that Parent consent to the taking of such action, Parent has approved such request in writing or has not responded in writing to such request;

         (m) except as otherwise contemplated by this Plan, change its fiscal year or its method of accounting in effect at August 31, 1997, except as required by changes in regulatory accounting practices or generally accepted accounting principles as concurred in by the Company's independent auditors;

         (n) except as previously disclosed in the Company's Disclosure Letter, enter into any new lines of business, or cease to conduct any lines of business that it conducts on the date hereof, or conduct any business activity outside the ordinary course of business and not consistent with past practice;

         (o) amend its certificate of incorporation, by-laws or similar organizational documents;

         (p) except (w) as previously disclosed in the Company's Disclosure Letter, (x) as required by applicable law or regulation to comply with modifications of rules, regulations or requirements imposed by means of the United States Department of Housing and Urban Development ("HUD"), the Federal Housing Administration ("FHA"), the VA, the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") or any state agency with authority to regulate the business of the Company, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company, or otherwise participate in or promote mortgage lending, as applicable (each of the above, an "Agency"), (y) (after prior consultation with Parent) for changes required by the Company's or any of its subsidiaries' traditional conduits for the sale of non-conventional loans, and (z) as agreed by the Parent after consultation as contemplated by Section 4.15 hereof, (i) implement or adopt any material change in its interest rate risk management and hedging (which term includes buying futures and forward commitments from financial institutions) policies or procedures, (ii) fail to follow its existing policies or procedures with respect to managing its exposure to interest rate risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk against loans held in the Company's pipeline, or (iv) materially alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service loans;

         (q) amend or revise or fail to comply in any material respect with any of its other material policies, procedures and guidelines; or

         (r) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

         SECTION 2.3. Cooperation. The Company shall, and the Company shall cause each of its subsidiaries to, cooperate with the Parent and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that could cause or could reasonably be expected to cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct or (ii) that is inconsistent with or prohibited by Section 2.1 or
Section 2.2.


                   ARTICLE III. REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent that, except as set forth in a letter (the "Disclosure Letter") of the Company delivered to Parent prior to the execution of this Plan (and making specific reference to the Section of this Plan for which an exception is taken):

         (a) Recitals True. The facts set forth in the Recitals to this Plan with respect to the Company are true and correct.

         (b) Capital Stock. All outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued, fully paid and non-assessable and are not subject to any preemptive rights.

         (c) Due Organization. Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation or organization.

         (d) Authority. Each of the Company and its subsidiaries has the power and authority, and is duly qualified and in good standing in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

         (e) Subsidiaries; Significant Investments. The only subsidiaries of the Company are set forth in the Disclosure Letter. All of the shares of capital stock of each subsidiary of the Company are owned directly and of record by the Company or a wholly-owned subsidiary of the Company, in each such case fully paid and non-assessable and free and clear of all liens, claims, encumbrances and restrictions on transfer ("Liens") and there are no Rights with respect to any such capital stock. Neither the Company nor any of its subsidiaries maintains a liquidation or similar type of account. None of the Company or any of such subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security except those of its subsidiaries as listed in the Disclosure Letter.

         (f) Shareholder Approval. (i) This Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of the Company except for the approval of the shareholders referred to in clause (ii) below. In addition, the Board of Directors of the Company has received the opinion of each of Smith Barney Inc. and Merrill, Lynch, Pierce, Fenner & Smith, Incorporated ("Merrill Lynch") to the effect that as of the date of this Plan the Merger Consideration is fair to the holders of Company Stock from a financial point of view and will provide a true and complete copy of such opinion to Parent. Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section

     5.1(b), this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              (ii) The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote on this Plan is the only shareholder vote required for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

         (g) No Violations. The execution, delivery and performance of this Plan by the Company do not, and the consummation of the transactions contemplated hereby by the Company and each of its subsidiaries will not,
     (i) conflict with or constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, obligation, indenture or instrument of the Company or any subsidiary of the Company or to which the Company or any of its subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) conflict with or constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws or similar organizational documents of the Company or any subsidiary of the Company or (iii) conflict with or constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, give rise to a right to terminate or accelerate, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon, or the loss of material benefits of, any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, loan, mortgage, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any subsidiary of the Company is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, filing, consent or waiver under any such law, ordinance, statute, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, authorizations, consents and waivers of governmental authorities referred to in Section 5.1(b) and (ii) such approvals, filings, consents or waivers as are required under the federal securities laws in connection with the transactions contemplated by this Plan.

         (h) Reports. (i) As of their respective dates, neither the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997, nor any other document filed by the Company subsequent to February 28, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and the Reports complied in all material respects with the requirements of the Securities Exchange Act. Each of the consolidated balance sheets contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented in all material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statement of cash flows, contained or incorporated by reference in the Reports (including in each case any related notes and schedules), fairly presented in all material respects the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

              (ii) The Company and each of its subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since March 15, 1996 with (i) the SEC, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) any state regulatory authority (each, a "State Regulator") (such entities collectively, the "Regulatory Agencies"), and (v) the National Association of Securities Dealers, Inc. and any other self-regulatory organization (an "SRO"), and all other material reports and statements required to be filed by them since March 15, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith; all such reports and filings comply in all material respects with applicable requirements and do not contain any untrue or misleading statement of material fact or omit to make any statement of material fact required to be stated or necessary to make the statements therein not misleading.

         (i) Absence of Undisclosed Liabilities and Certain Changes or Events. Since August 31, 1997, the Company and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with past practice. Since February 28, 1997, there has not been any change in the condition (financial or other), properties, business or results of operations of the Company or its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

         (j) Taxes. (i) (a) All Tax Returns that are required to be filed by or with respect to the Company and its subsidiaries have been duly filed,
     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (d) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its subsidiaries.

         (ii) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Plan.

         (iii) For purposes of this Plan, the following terms shall have the indicated meanings:

                "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

                "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local or foreign taxes, including, without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, use, transfer, license, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

         (k) Absence of Claims. As of the date hereof, no litigation, proceeding or controversy before any court, arbitrator or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of its subsidiaries, and, to the best of the

     Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time, no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or to hinder or delay consummation of the transactions contemplated hereby and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

         (l) Absence of Regulatory Actions. Neither the Company nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks and their holding companies or mortgage banking ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         (m) Agreements. (i) Except as disclosed in the Reports, as of the date of this Plan, neither the Company nor any of its subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

         (a) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practice that is material to the Company and its subsidiaries taken as a whole, or any contract, agreement or understanding relating to the sale or disposition by the Company or any of its subsidiaries of any significant assets or businesses of the Company or any of its subsidiaries;

         (b) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any of its subsidiaries or the guarantee by the Company or any such subsidiary of any such obligation;

         (c) any contract containing covenants which limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company and its subsidiaries may carry on their respective businesses (other than as may be required by law or applicable governmental authorities); or

         (d) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's annual report on Form 10-K and which has not been so disclosed.

                (ii) Neither the Company nor any of its subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, lease, insurance policy, loan agreement or other agreement or instrument, whether oral or written, to which it is a party or by which it is bound or to which any of its respective properties or assets is subject; and no event has occurred which would give rise to a default with the passage of time.

         (n) Labor Matters. Neither the Company or any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, work stoppage, other labor dispute or organizational effort or any labor-related arbitration, law suit or administrative proceeding involving the Company or any of its subsidiaries pending or threatened.

         (o) Employee Benefits. (i) The Disclosure Letter contains a complete and accurate list of all existing bonus, deferred compensation, incentive, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements of the Company or its subsidiaries and all similar practices, policies and arrangements of the Company or its subsidiaries in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of the Company or any of its subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither the Company nor any of its subsidiaries has any commitment to create any additional material Compensation and Benefit Plan or to modify or change any existing Plan in a material respect.

                (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and all filings, disclosures and notices required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under
     Section 501(a) of the Code) from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), or will file for such a determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Compensation and Benefit Plan. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its subsidiaries to a tax or penalty imposed by either
     Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                (iii) No material liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (the "PBGC") which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under
     Section 4001(b) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). The Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or any material liability in connection with the reorganization or termination of any multiemployer plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed with respect thereto as a result of the transactions contemplated by this Plan. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. Under each Pension Plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date of this Plan, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and to the knowledge of the Company, there has been no change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year which reasonably could be expected to change such conclusion.

                (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made or have been reflected on the Company's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

                (v) Except as described in the Disclosure Letter, neither the Company nor any of its subsidiaries has any obligations to provide retiree health and life insurance benefits or other death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. To the knowledge of the Company, there has been no oral communication to Employees by the Company that would reasonably be expected to promise or guarantee on behalf of the Company such Employees retiree health or life benefits on a permanent basis, and each such Compensation and Benefit Plan may be amended or terminated without incurring any material liability thereunder.

                (vi) With respect to each Compensation and Benefit Plan, the Company has provided or made available to Parent, if applicable, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) most recent forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                (vii) The Company and its subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees. All Compensation and Benefit Plans covering foreign Employees comply in all respects with applicable local law. The Company and its subsidiaries have no material unfunded liabilities with respect to any Compensation and Benefit Plan which covers foreign Employees.

                (viii) Except as described in the Disclosure Letter, the consummation of the transactions contemplated by this Plan would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation), (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits under any Compensation and Benefit Plan.

                (ix) Except as described in the Disclosure Letter, neither the Company nor any of its subsidiaries maintains any Compensation and Benefit Plans the payments under which would not be reasonably expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                (x) Except as described in the Disclosure Letter, as a result, directly or indirectly, of the transactions contemplated by this Plan (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) none of Parent, Merger Sub, the Company or the Surviving Corporation, or any of their respective subsidiaries, are reasonably expected to be obligated to make a payment with respect to any Compensation and Benefit Plans or other arrangement in existence on or before the Effective Time to an individual who is a "disqualified individual", that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

         (p) Properties. Except as disclosed in the Reports filed prior to the date hereof, the Company and its subsidiaries (i) have good, clear and marketable title to all the properties and assets which are material to the Company's business on a consolidated basis and are reflected in the latest audited statement of condition included in the Reports as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due, (B) Liens on assets of subsidiaries of the Company incurred in the ordinary course of their business and (C) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company, and (ii) are collectively the lessee of all leasehold estates which are material to the Company's business on a consolidated basis and are reflected in the latest audited financial statements included in the Reports or acquired after the date thereof (except for leases that have expired by their terms or as to which the Company has agreed to terminate or convey since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor, other than defaults that would not have a Material

     Adverse Effect on the Company. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession of all such leases. Substantially all the Company's and its subsidiaries' owned buildings, structures and equipment have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

         (q) Knowledge as to Conditions. As of the date hereof, the Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         (r) Compliance with Laws. Since March 15, 1996, the Company and each of its subsidiaries have complied in all material respects with all applicable laws. The Company and each of its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened.

         (s) Fees. Other than financial advisory services performed for the Company by Smith Barney, Inc. and Merrill Lynch in an amount and pursuant to an agreement both previously disclosed to Parent, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker, finder, investment banker or financial adviser or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker, finder, investment banker or financial adviser has acted directly or indirectly for the Company or any subsidiary of the Company, in connection with the Plan or the transactions contemplated hereby.

         (t) Environmental Matters. (i) Except as previously disclosed in the Company's Disclosure Letter: (A) the Company and each of its subsidiaries have complied in all material respects with applicable Environmental Laws;
     (B) to the best of the Company's knowledge no property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its subsidiaries, has been contaminated with, or has had any release of, any Hazardous Substance in violation of any applicable Environmental Law; (C) to the best of their knowledge, neither the Company nor any of its subsidiaries has been ruled the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien; (D) to the best of their knowledge, neither the Company nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (E) neither the Company nor any of its subsidiaries has received any written notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) to the best of its knowledge, neither the Company nor any of its subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law; (G) the Company is not aware of any circumstances or conditions involving the Company or any of its subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its subsidiaries that have resulted in any claims, liability or investigations or resulted in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Laws; and (H) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession and relating to the Company, any of its subsidiaries, any currently or formerly owned or operated property.

         (ii)   The following definitions apply for purposes of this
     Section 3.1(t): (A) "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to (1) the protection or restoration of the environment, health or safety (in each case relating to the environment) or natural resources or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (B) "Hazardous Substance" means any substance in any concentration that is (1) listed, classified or regulated pursuant to any Environmental Law, (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Laws; and (C) "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         (u) Names and Trademarks. The Company has trademarks registered with the United States Patent and Trademark Office for the trademarks set forth in the Disclosure Letter. The Company has received no challenge to the Company's use of any such trademark and is not aware of any adverse claim with respect thereto.

         (v) Mortgage Banking Business. (i) Licenses and Qualifications. The Company (or any subsidiary of it that services or originates Loans, as the case may be) (A) is an approved (1) HUD mortgagee and servicer for FHA-insured loans, (2) lender and servicer for VA-insured loans, (3) seller/servicer of one-to-four-family first and second mortgages for FNMA and FHLMC, and (4) GNMA issuer and servicer of GNMA-guaranteed mortgage-backed securities, (B) has all other certifications, authorizations, licenses, permits and other approvals necessary to conduct its current business, (C) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender and servicer and (D) is in good standing with all authorities and servicers for the state bond programs in which it participates. As of the date hereof, there is no pending or, to the Company's and its subsidiaries' knowledge, threatened cancellation or reduction of any loan purchase commitment or other loan sale contract to which the Company or any of its subsidiaries is a party, and the obligations of the Company and each of its subsidiaries under each such contract are being performed by the Company or such subsidiary, as the case may be, in accordance with its terms. The Company has no reason to believe that the underwriting waivers from FNMA and FHLMC, under current agreements with the Company, will be restricted or rescinded, or that the guarantee fees payable to FNMA and FHLMC will be increased as a result of the Company's or its subsidiaries' credit performance, or that the Company or its subsidiaries will suffer a forced reduction of the master commitment amount relating to FNMA or FHLMC purchases or swaps of loans, nor has any such restriction, rescission, increase or reduction occurred at any time since March 15, 1996.

          (ii) Title to Loans. All loans held for the Company's or any of its subsidiaries' account, whether or not for future sale or delivery to an investor (the "Warehouse Loans"), are owned by the Company or such subsidiary free and clear of any Lien, other than Liens in favor of the Company's or such subsidiary's lender banks pursuant to warehouse lines of credit and forward sale commitments or similar agreements to sell any such loans to investors in the ordinary course, and all Warehouse Loans meet all requirements for sale to the intended investors. Each mortgage or deed of trust securing a Warehouse Loan has been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of the Company or one of its subsidiaries as mortgagee. Neither the Company nor any of its subsidiaries has released any security for any Warehouse Loan, except upon receipt of reasonable consideration for such release (as documented in the applicable Loan file), or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan.

         (iii) Compliance. Each Warehouse Loan and each loan which is being serviced by the Company or one of its subsidiaries for the account of others (the "Serviced Loans", and together with the Warehouse Loans, the "Loans") was underwritten and originated, and the loan documents and loan files maintained by the Company or its subsidiaries with respect thereto are being maintained by the Company or such subsidiaries, in compliance with all applicable laws and regulations and, if applicable, the requirements of the "Investor" (which term means (x) FHLMC, FNMA, GNMA, or any other person, as the case may be, that owns any of the Loans or any portion of a Pool of Loans or holds beneficial title to the Loans or any portion of a Pool of Loans, but shall not mean the holder of mortgage-backed securities or mortgage pass-through securities except to the extent that the consent of such holder may be required in order for the Company or any of its subsidiaries to continue to have servicing rights with respect to the Loans related thereto and (y) any person who owns servicing rights for loans serviced or master serviced by the Company or any of its subsidiaries pursuant to a Loan Servicing Agreement) acquiring such Loan (or, if there is no such Investor, in accordance with the Company's or such subsidiary's underwriting standards then in effect) and the requirements of each person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any of the Loans or the collateral therefor (each, an "Insurer"), if any, in effect and applicable at the time such insurance was obtained. The Company and its subsidiaries have not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of any Agency or the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, (vi) any flood insurance policy, (vii) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Agency, Investor or Insurer,
     (viii) any surety or guaranty agreement, (ix) any guaranty issued by GNMA, FNMA or FHLMC to the Company or any of its subsidiaries respecting mortgage backed securities issued by the Company or any of its subsidiaries and other like guarantees or (x) the rights of the Company or any of its subsidiaries under any Loan

     Servicing Agreement or loan purchase commitment. No Agency, Investor or Insurer has (i) claimed that the Company or any of its subsidiaries have violated or have not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by the Company or any of its subsidiaries to an Investor or (ii) imposed restrictions on the activities (including commitment authority) of the Company or any of its subsidiaries.

         (iv) Loan Files. The loan documents relating to a Loan maintained in the loan files of the Company and its subsidiaries were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be. The loan files maintained by the Company and its subsidiaries contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations. Except as set forth in the loan documents relating to a Loan maintained in the loan files of the Company or its subsidiaries, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved by (A) the relevant Investor and Insurer (if any), to the extent required by the relevant Investor and Insurer requirements, and (B) the title Insurer, to the extent required by the relevant policies, and the terms of any such waiver, alteration or modification are reflected in the loan documents. Except as set forth in the loan documents maintained in the loan files by the Company or its subsidiaries, no mortgagor has been released from such mortgagor's obligations with respect to the applicable Loan.

         (v) Loan Servicing Agreements. All of the contracts pursuant to which the Company or any of its subsidiaries has the right and/or obligation to service loans (each, a "Loan Servicing Agreement") are (A) valid and binding obligations of the Company or such subsidiary, and to the knowledge of the Company and such subsidiary, of all the other parties thereto, (B) in full force and effect, (C) enforceable in accordance with their terms (except where enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) and (D) owned by the Company or such subsidiary free and clear of any Lien, except pursuant to the loan and security agreements previously disclosed in the Company's Disclosure Letter. There is no default by the Company or any of its subsidiaries or claim of default against the Company or any of its subsidiaries by any party under any such Loan Servicing Agreement, and, except for the consummation of the transactions contemplated by this Plan, no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Loan Servicing Agreement or would result in any such mortgage servicing agreement being terminable by any party thereto. There is no pending or, to the knowledge of the Company, threatened cancellation of any Loan Servicing Agreement and the obligations of the Company or any of its subsidiaries under each Loan Servicing Agreement are being performed by the Company or such subsidiary in accordance with the terms of such Agreement and applicable rules or regulations. The Company and its subsidiaries are not subservicers with respect to any of the Serviced Loans.

         (vi) No Recourse. None of the Company's or any of its subsidiaries' servicing rights are subject to recourse against the servicer, and none of the Company or any of its subsidiaries is subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, other than events entitling Investors to request a repurchase of a loan because of alleged breaches of customary representations and warranties relating to the origination or servicing thereof.

         (vii) Escrow Account. Unless otherwise prohibited by law or an executed escrow waiver, the Company or its subsidiaries collect all escrows related to the Loans, and all escrow accounts have been maintained by the Company, its subsidiaries and, to the Company's and its subsidiaries' knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of Investors, Insurers and governmental authorities, and in accordance with the applicable Loan Servicing Agreements. The Company or its subsidiaries has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in the Company's (or subsidiary's) name or the investor's name by the Company.

         (viii) Advances. There are no servicing or other contracts to which the Company or any of its subsidiaries is a party which obligates any of them to make servicing advances for principal and interest payments with respect to defaulted or delinquent Loans other than in a manner as provided in standard and customary agreements with FNMA, FHLMC or GNMA. To the extent made, any such advances are valid and subsisting amounts owing to the Company or its subsidiary, as the case may be, subject to the terms of the applicable Loan Servicing Agreement.

         (ix) Single Family Loans. All of the Loans are secured by single family (i.e., one to four family) residential real property or, to the extent that a Loan is secured by property other than a single family residential property, such Loan is not a Warehouse Loan and has not been sold to any person where either the Company or any of its subsidiaries has any recourse obligation.

         (x) ARM Adjustments. With respect to each Loan for which the interest rate is not fixed for the entire term of the loan, the Company or its subsidiaries, as the case may be, has, since the date it commenced servicing such loan and, to the Company's and its subsidiaries' knowledge, all prior servicers have (A) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (B) properly and accurately adjusted the monthly payment on each payment adjustment date, (C) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (D) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments.

         (xi) Pools. Each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its subsidiaries (a "Pool") meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. No Pools have been improperly certified. The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. No Loan has been bought out of a Pool without all required prior written approvals of the applicable Investors. Neither the execution, delivery or performance of this Plan by the Company nor the consummation by the Company of the transactions contemplated hereby will require any Pool to be recertified. The aggregate unpaid principal balance outstanding of the Loans in each Pool equals or exceeds the amount owing to the applicable Investors.

         (xii)  Securitization Transactions.

                (A) The Company and each of its subsidiaries, as servicer under the applicable Loan Servicing Agreement, (the "Securitization Servicer") of each outstanding transaction under which the Company or any of its subsidiaries have sold or pledged Loans in a securitization, whether sold under the Securities Act or otherwise (a "Securitization Transaction"), has complied in all material respects with all contracts, including the Loan Servicing Agreements, and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which such person is bound under such Securitization Transaction (collectively, "Securitization Instruments").

                (B) No Securitization Servicer or, to the Company's knowledge, no trustee or issuer with respect to any Securitization has taken any action which would reasonably be expected to adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed.

                (C) Each representation and warranty made by the Company or any of its subsidiaries in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," "Servicer's Indemnification Agreement" and any other Securitization Instrument to which any of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or reaffirmed by any of them and the Company and each of its subsidiaries have each fully performed and carried out each covenant and agreement made by any of them in any such Securitization Instrument.

                (D) No rating agency has downgraded, or given the Company or any of its subsidiaries any indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

         (xiii) Mortgage Insurance. Each Loan which is indicated in the related loan documents to have FHA insurance is insured under the National Housing Act or qualifies for such insurance. Each Loan which is indicated in the related loan documents to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code to the extent required by the applicable Investor or qualifies for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate, and each Loan which is indicated in the related loan file to be insured by private mortgage insurance, the Company has complied with applicable provisions of the insurance or guarantee contract and applicable laws and regulations, the insurance or guarantee is in full force and effect with respect to each such Loan, and to the knowledge of the Company, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

         (xiv) Taxes and Insurance. Each Loan has been covered by a policy of hazard insurance and flood insurance, to the extent required by the Loan Servicing Agreements relating thereto or any laws, rules, regulations or Investor or Insurer requirements applicable to such Loan, all in a form usual and customary in the industry and which is in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the date such payments are due, or with respect to non-escrowed loans, promptly upon the Company becoming aware that such amounts have not been paid; and all taxes, assessments, ground rents or other applicable charges or fees due and payable as to each Loan have been, or will be, paid prior to the date such payments are due, or with respect to non-escrowed loans, promptly upon the Company becoming aware that such amounts have not been paid. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor's and Insurer's requirements. Such insurance policies name the Company (or a subsidiary of it) and its successors and assigns as mortgagee.

         (xv) Title Insurance. To the extent required by the applicable Investor, each Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance or opinion of title acceptable to the relevant Investor, and each such title insurance policy is issued by an Insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the collateral securing such Loan is located, and insures the originator and its successors and assigns as to the first priority lien of the mortgage in the original principal amount of the Loan (or, in the case of a second mortgage, the second priority lien). The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor, to the Company's knowledge, any prior servicer has performed any act or omission which would impair the coverage of such lender's policy.

         (xvi) Condemnation. The Company and each of its subsidiaries has no notice of and has no knowledge of any proceeding pending or threatened for the partial or total condemnation of any of the collateral securing any of the Loans, and the Company and each of its subsidiaries has no notice or knowledge that all or any part of such collateral has been or will be condemned.

         (xvii) Tape. The Company has previously delivered to the Parent a tape (magnetic media) on which certain information regarding the servicing portfolio of the Company and its subsidiaries as of September 30, 1997 is recorded. Such tape completely and accurately contains the list of serviced loans as of such date. The loan characteristics recorded on such tape have been previously disclosed, and the information contained on such tape is complete and accurate.

         (w) Antitakeover Provisions Inapplicable. The Company has taken all actions required to exempt itself as well as this Plan and the Merger and any amendment or revision thereto, and the transactions contemplated hereby from any state antitakeover laws, including without limitation,

     Section 203 of the State Corporation Law. Neither Section 203 of the State Corporation Law nor any other State antitakeover laws apply to the Company or to the transactions contemplated under this Plan.

         (x) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1997 Annual Meeting of Shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries.

         (y) Insurance. The Company and its subsidiaries are presently insured, and since March 15, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its subsidiaries are in full force and effect, the Company and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Since March 15, 1996, no claim by the Company or any of its subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of the Company's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, the Company and its subsidiaries will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The Disclosure Letter lists all insurance policies maintained by or for the benefit of the Company, of its subsidiaries or its directors, officers, employees or agents, specifying the (i) type of policy and a brief description thereof, (ii) policy limits and (iii) self insurance amounts.

         (z) Risk Management. All swaps, caps, floors, option agreements, futures and forward contracts and similar risk management arrangements, whether entered into for the Company's own account or for the account of one or more of the Company's subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes a valid and legally binding obligation of the Company or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (aa) Registration Obligations. Except as disclosed in the Company's Disclosure Letter, neither the Company nor any of its subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

         (bb) Books and Records. The books and records of the Company and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein. None of the records, systems, controls, data or information of the Company and its subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its subsidiaries or accountants retained by the Company or its subsidiaries.

         (cc) Corporate Documents. The Company has delivered to Parent true and complete copies of (i) its amended charter and amended by-laws and (ii) the charter and by-laws of each subsidiary of the Company.

         (dd) Indemnification. Neither the Company nor any subsidiary of the Company is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company or a subsidiary of the Company.

         (ee) Fair Lending. As of the date hereof, with the exception of routine investigation of consumer complaints, neither the Company nor any of its subsidiaries has been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute.

         (ff) No Omission of Material Fact. The representations and warranties by the Company in this Plan and statements contained in the Reports, when taken as a whole, do not contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding the Company or any of its subsidiaries supplied or to be supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement (as defined below) will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements or facts contained therein regarding the Company or its subsidiaries not misleading.

         (gg) Conduct of Business. Since August 31, 1997 except as contemplated by this Plan, neither the Company nor any of its subsidiaries has taken any action which would have violated Section 2.1 or Section 2.2 had such Sections been in effect since August 31, 1997. The Company has not purchased or caused to be purchased any Company Stock since August 31, 1997.

         SECTION 3.2. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

         (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to Parent are true and correct.

         (b) Corporate Organization and Qualification. Parent is a commercial bank duly organized, validly existing and in good standing under the laws of Australia. Parent is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Parent. Parent has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as they are now being conducted and to own or lease their respective properties and assets (except for such authorizations the absence of which, in the aggregate, would not have a Material Adverse Effect on the Parent).

         (c) Corporate Authority. Parent has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Plan and to consummate the transactions contemplated hereby. This Plan is a valid and binding agreement of Parent enforceable against Parent in accordance with its terms.

         (d) No Violations. The execution, delivery and performance of this Plan by Parent do not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of

     Parent or Merger Sub or to which Parent or Merger Sub (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on Parent, or enable any person to enjoin the Merger or any other transaction contemplated hereby, (ii) a breach or violation of, or a default under, the charter or by-laws of Parent or Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or Merger Sub is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Parent; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) any such approval, consent or waiver that already has been obtained, and (iii) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Parent or enable any person to enjoin the Merger and the transactions contemplated hereby.

         (e) Access to Funds. Parent has all funds necessary to consummate the Merger, pay the aggregate Merger Consideration and repay any outstanding indebtedness of the Company required to be repaid in connection with the transactions contemplated hereby.

         (f) Knowledge as to Conditions. As of the date hereof, the Parent knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         (g) Proxy Statement. None of the information regarding the Parent and Merger Sub supplied or to be supplied by the Parent for inclusion in the Proxy Statement (as defined below) will contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained therein regarding the Parent and Merger Sub not misleading.

         SECTION 3.3. Standard. No representation or warranty of the Company or Parent contained in Section 3.1 or 3.2 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.1 or 3.2 has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively (i) other than Section 3.1(a) (as to the Company only) which shall be true and correct and (ii) other than Section 3.1(f), 3.1(h)(i), 3.1(o)(i), and 3.1(cc) which shall be true and correct in all material respects.


                              ARTICLE IV. COVENANTS

         SECTION 4.1. No Solicitation. The Company agrees that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent the Board of Directors of the Company determines in good faith, based on the advice of independent counsel, that its fiduciary obligations require such action and prior to the receipt of the required Company shareholder approval, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort to implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it or any of its subsidiaries is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company will notify (describing the relevant facts) Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company and will continue to inform Parent of the status of such inquiries, proposals, requests, negotiations and discussions.

         SECTION 4.2. Certain Policies of the Company. At the request of Parent, the Company shall modify and change its loan, litigation, real estate valuation and risk management policies and practices after the date on which all required regulatory approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Parent and generally accepted accounting principles. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2.

         SECTION 4.3. Employee Benefit Matters. (a) Parent agrees that, during the period commencing on the Effective Time and ending on the first anniversary thereof, to the extent permitted by law, it will provide or cause the Surviving Corporation to provide employees of the Company who become employees of the Surviving Corporation as of the Effective Time ("Covered Employees") with employee benefit plans, programs and arrangements which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries (other than stock option or other plans involving the potential issuance of securities of the Company). For purposes of employee benefit plans, programs and arrangements provided to Covered Employees maintained or contributed to by Parent or any of its Subsidiaries, Parent shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to Parent and its Subsidiaries, solely for the purpose of eligibility to participate and vesting thereunder.

         (b) Parent will honor, and cause the Surviving Corporation to honor, pursuant to their terms (as they may be amended or superseded from time to time, for example, as provided by the Employment Agreements), all employee severance plans and employment, change of control or severance agreements of the Company or its subsidiaries that are specifically identified in the Company's Disclosure Letter.

         (c) Nothing in this Section 4.3 shall prevent Parent or the Surviving Corporation from amending or terminating any Compensation and Benefit Plans of the Company (or its subsidiaries) or the Parent (or its subsidiaries) or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

         SECTION 4.4. Access and Information. Upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to Parent and its representatives (including, without limitation, directors, officers and employees of Parent and its affiliates, and counsel, accountants and other advisors retained by Parent and its affiliates) such access (including, without limitation, for the purpose of conducting supplemental due diligence reviews) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, loan and credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request; provided, however, that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. Parent will not, and will cause its representatives not to, use any information obtained pursuant to this
Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law (including, without limitation, regulatory requirements), Parent will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 unless such information (i) was already known to Parent or an affiliate of Parent and the source of such information is not known by Parent or such affiliate to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information, (ii) becomes available to Parent or an affiliate of Parent from other sources not known by such party to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information, (iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from published information. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) then in its possession to be returned to the party which furnished the same. The obligations contained in the preceding two sentences shall survive the termination of this Plan.

         SECTION 4.5. Certain Filings, Consents and Arrangements. Parent, Merger Sub and the Company shall, and Parent and the Company shall cause their respective subsidiaries to, (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed and (d) from time to time advise the other parties of the status of the foregoing.

         SECTION 4.6. Antitakeover Statutes. The Company shall take all actions necessary (i) to exempt the Company and the Plan from the requirements of any state antitakeover law by action of its board of directors or otherwise and
(ii), upon the request of Parent, to assist in any challenge by Parent to the applicability to the Merger of any state antitakeover law.

         SECTION 4.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as soon as practicable, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 4.8. Publicity. The initial press release announcing this Plan shall be a joint press release and, subject to the requirements of law (including, without limitation, regulatory requirements) and relevant stock exchange or self-regulatory organization obligations, thereafter the Company and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions con templated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         SECTION 4.9. Shareholder Meeting. (a) As soon as practicable after the date hereof, the Company shall prepare a proxy statement to take shareholder action on the Merger and this Plan (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of the Company's Common Stock. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto (including any material incorporated by reference), at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will be in compliance with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Company will promptly supply Parent with all correspondence between the Company or its representatives, on the one hand, and the SEC or its staff, on the other, after the date hereof. If requested by Parent, the Company shall, at its expense, employ professional proxy solicitors to assist it in contacting shareholders in connection with the vote on the Merger. The Company will not mail any Proxy Statement, or make any amendment or supplement thereto, to which Parent reasonably objects.

         (b) The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of the Company's Common Stock (the "Company Meeting") as promptly as practicable for the purpose of approving this

Plan. Except to the extent that the Board of Directors of the Company determines in good faith based on the advice of independent counsel that such action would contravene the fiduciary obligations of the Board of Directors, the Board of Directors of the Company shall recommend at the Company's meeting that this Plan be approved by the shareholders of the Company.

         SECTION 4.10. Notification of Certain Matters. Each party shall give prompt notice to the others of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any subsidiary is a party or is subject; and (ii) any material adverse change in the condition (financial or other), properties, assets, business, or results of operations of it and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company, Parent and Merger Sub shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.

         SECTION 4.11. Tax Matters. From the date hereof until the Effective Time, (i) the Company and its subsidiaries will file all Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) the Company and its subsidiaries will timely pay all Taxes due and, as of the time of filing, the Tax Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries in all material respects, and (iii) the Company and its subsidiaries will promptly notify Parent of any action, suit, proceeding, investigation, audit or claim commenced against or with respect to the Company or any subsidiary in respect of any Tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's Tax liabilities or other Tax attributes. The Company shall not, nor shall it permit any of its subsidiaries to, make any Tax election or settle or compromise any income Tax liability.

         SECTION 4.12. Certain Information. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any governmental authority in connection with the Merger and the other transactions contemplated by this Plan.

         SECTION 4.13. Regulatory Communications. Parent and the Company shall promptly furnish each other with copies of written communications received by the Company or any of its Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on the date of this Plan), or by Parent or Merger Sub, as the case may be, from, or delivered by any of the foregoing to, any governmental authority in respect of the transactions contemplated hereby; provided, however, that Parent shall not be required to furnish any communication which (a) contains information that is confidential in nature, or (b) involves the Bank of England or the Reserve Bank of Australia.

         SECTION 4.14. Indemnification. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Parent agrees to indemnify and hold harmless each present and former director, officer and employee of the Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under the State Corporation Law and the Company's certificate of incorporation and by-laws in effect on the date hereof.

         (b)    Any Indemnified Party wishing to claim indemnification under
Section IV.4.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Parent shall not be liable for any settlement effected without its prior written consent and (iv) Parent will not settle any claim without the consent of an affected Indemnified Party unless such settlement provides for a full release for such Indemnified Party; and provided, further, that the Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

         (c) The provisions of this Section 4.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         SECTION 4.15. Funding Indebtedness. The Parent shall cause the Surviving Corporation to repay all indebtedness of the Company and the Surviving Corporation required to be repaid in connection with the transactions contemplated hereby.

         SECTION 4.16. Hedging and Interest Rate Policies; Correspondent Lending Agreement. The Company shall between the date hereof and the Effective Time co-operate with the Parent in reviewing, revising and establishing interest rate policies and hedging strategies designed to reduce risk and comply with applicable accounting standards for implementation after the Effective Time or such other time as may be agreed.


                      ARTICLE V. CONDITIONS TO CONSUMMATION

         SECTION 5.1. Conditions to All Parties' Obligations. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company in accordance with the Company's charter and applicable law.

         (b) Regulatory Approvals. Parent, Merger Sub, the Company and each of their respective subsidiaries shall have procured, if required in the reasonable opinion of counsel for Parent, the approvals, authorizations, consents or waivers with respect to the Plan and the transactions contemplated hereby by (i) the Reserve Bank of Australia, (ii) the Bank of England, (iii) the Federal Reserve Board, (iv) relevant state mortgage banking licensing or supervisory authorities (provided that, if such approvals cannot be obtained in time to permit the consummation of the Merger at a time when it otherwise could occur, arrangements reasonably acceptable to the Parent that enable the Company to conduct its business substantially in accordance with its recent past practices shall have been entered into) and (vi) FNMA, FHLMC, GNMA and HUD, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for Parent, are necessary or appropriate for the consummation of the transactions contemplated by the Plan; provided, however, that no approval, authorization, notification, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on Parent, Michigan National Corporation or the Company, (ii) would require Parent, the Company or their respective subsidiaries to dispose of any asset which is material to Parent or the Company, (iii) materially restricts or curtails the current business operations or activities of Parent, Michigan National Corporation or the Company, (iv) would require Parent, Michigan National Corporation or the Company to raise an amount of capital, the issuance and sale of which, in the absence of the Merger and the other transactions contemplated by this Plan, would in Parent's judgment be materially burdensome in light of Parent's capital raising policies or (v) would reduce the benefits of the transactions contemplated by the Plan to Parent or Michigan National Corporation in so significant a manner that Parent, in its reasonable judgment, would not have entered into this Plan had such condition or requirement been known at the date hereof.

         (c) Legal Requirements. All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Plan shall have been satisfied.

         (d) No Injunctions. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan, and no litigation or proceeding shall be pending against Parent or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

         SECTION 5.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Plan shall (subject to the standard set forth in Section 3.3) have been true and correct on the date hereof and shall (subject to the standard set forth in Section 3.3) be true and correct on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

         (b) Termination of Rights and Options. Immediately prior to the Effective Time, all Rights (including all Options) shall have been duly terminated and shall thereafter be of no force and effect whatsoever.

         (c) No Legal Restrictions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan or that has an effect or consequence set forth in the proviso to Section 5.1(b).

         SECTION 5.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. Each of the representations, warranties and covenants of Parent and Merger Sub contained in this Plan shall (subject to the standard set forth in Section 3.3) have been true and correct on the date hereof and shall (subject to the standard set forth in Section 3.3) be true and correct on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Parent and Merger Sub shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Company shall have received certificates signed by the Chief Financial Officer of Parent and the Chief Executive Officer and the Chief Financial Officer of Parent, dated the Effective Date, to the foregoing effect.

         (b) No Legal Restrictions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.


                             ARTICLE VI. TERMINATION

         SECTION 6.1. Termination. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date:

         (a) by the mutual consent of Parent and the Company if, in the case of the Company, the board of directors of the Company so determines by vote of a majority of the members of its entire board;

         (b) by Parent or the Company, by written notice to the other party (if, in the case of the Company, its board of directors so determines by vote of a majority of the members of its entire board), in the event of a material breach by, in the case of a termination by the Company, Parent, or, in the case of a termination by Parent, the Company, of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by Parent or the Company;

         (c) by Parent or the Company, by written notice to the other, if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan;

         (d) by Parent or the Company, by written notice to the other party (if, in the case of the Company, its board of directors so determines by vote of a majority of the members of its entire board), in the event that the Merger is not consummated by June 30, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the Company if it is seeking to terminate or by Parent or Merger Sub if Parent is seeking to terminate;

         (e) by Parent, by written notice to the Company, if (i) the Company takes, causes to be taken or allows to be taken any action that is prohibited under Section 4.1 or (ii) the Board of Directors of the Company fails to make or withdraws, rescinds or materially modifies the recommendation contemplated by Section 4.9(b); or

         (f) by the Company by written notice to the Parent prior to the approval by the shareholders of the Company of this Plan, if, without breaching Section 4.1, the Company shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Transaction on terms determined in good faith by the Company Board, after consulting with and considering the advice of the Company's independent counsel and financial advisors, to be more favorable to the stockholders of the Company than the Merger and with respect to which the Board of Directors has determined after such consultation and consideration that to proceed with the Merger would violate the fiduciary duties of the Board of Directors to the Company's shareholders; provided, that the right to terminate this Plan under this Section 6.1(f) shall not be available to the Company unless it pays to the Parent simultaneously with such termination in immediately available funds (i) a fee in an amount of US$22,000,000 and (ii) an amount in cash in US dollars equal to the amount of the Expense Reimbursement Fee (as defined in Section 6.3). For purposes of this Plan, (a) "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving the Company or any Subsidiary of the Company (a "Company Subsidiary") or group of Company Subsidiaries that is, or would on an aggregate basis, constitute a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) (other than mergers, consolidations or similar transactions involving solely the Company and/or one or more wholly-owned subsidiaries of the Company, provided that any such transaction is not entered into in violation of the terms of this
     Plan), (ii) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Company or any Company Subsidiary or group of Company Subsidiaries that is, or would on aggregate basis constitute, a Significant Subsidiary (other than in the case of subsidiaries of HomeSide Lending Inc., sales of mortgage loans, servicing rights and related assets in the ordinary course of business consistent with past practice), or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or any Company Subsidiary or group of Company Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

         SECTION 6.2. Effect of Termination. In the event of the termination of this Plan by either Parent or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of Section 6.3 and Section
8.2 below, there shall be no liability or obligation on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.

         SECTION 6.3. Termination Fee. (a) The Company hereby agrees upon the occurrence of a Fee Trigger Event (as defined below) to pay to Parent, and Parent shall be entitled to payment of, (x) a cash fee (the "Fee") of US$44,000,000 and (y) an amount in cash US dollars equal to the amount of all out-of-pocket expenses (including fees, expenses and disbursements of consultants, attorneys and advisors) not exceeding US$10,000,000 incurred by Parent related to the transactions contemplated by this Plan and its plans to acquire the Company (the "Expense Reimbursement Fee"); provided, that Parent's right to receive the Fee and the Expense Reimbursement Fee shall be discontinued if any of the following occurs prior to a Fee Trigger Event:

         (i)    The Effective Time;

         (ii) Termination of this Plan in accordance with the provisions hereof, if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event, other than a Listed Termination. "Listed Termination" means a termination of this Plan (i) by Parent pursuant to Section 6.1(b) because of a knowing, intentional or grossly negligent breach by the Company or Section 6.1(e) or (ii) by the Company pursuant to Section 6.1(f); or

         (iii) Eighteen months after termination of this Plan, if such termination (A) follows, or occurs at the same time as, a Preliminary Fee Trigger Event or (B) is a Listed Termination.

         (b) The term "Preliminary Fee Trigger Event" shall mean any of the following events or transactions (for purposes of this clause (b) the percentage in the definition of Acquisition Transaction relating to voting power shall be deemed to be 10%):

         (i) The Company or any Company Subsidiary, without having received Parent's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined above) with any person (the term "person" for purposes of this Plan having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act, and the rules and regulations thereunder) other than Parent or any of its Subsidiaries (each a "Parent Subsidiary") or the Board of Directors of the Company (the "Company Board") shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction other than the Merger.

         (ii) Any person other than the Parent or any Parent Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of securities representing 10% or more of the outstanding voting power of the Company (the term "beneficial ownership" for purposes of this Plan having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder);

         (iii) The shareholders of the Company shall have voted and failed to approve this Plan and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Plan or shall have been canceled prior to termination of this Plan if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Parent or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

         (iv) The Company Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Parent its recommendation that the shareholders of the Company approve the transactions contemplated by this Plan, or the Company or the Company Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or a Parent Subsidiary;

         (v) Any person other than Parent or any Parent Subsidiary shall have made a proposal to the Company or its shareholders to engage in an Acquisition Transaction and such proposal shall have become public;

         (vi) Any person other than Parent or any Parent Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

         (vii) The Company shall have willfully breached any covenant or obligation contained in this Plan in anticipation of engaging in an Acquisition Transaction, and following such breach Parent would be entitled to terminate this Plan (whether immediately or after the giving of notice or passage of time or both); or

         (viii) Any person other than Parent or any Parent Subsidiary shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval or clearance to engage in an Acquisition Transaction.

         (c) The term "Fee Trigger Event" shall mean any of the following events or transactions:

         (i) The acquisition by any person (other than Parent or any Parent Subsidiary) of beneficial ownership of securities representing 20% or more of the voting power of the Company;

         (ii) The consummation of an Acquisition Transaction, except that the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" shall be 20% for purposes of this clause (c)(ii); or

         (iii) The failure of a Significant Shareholder to vote its shares of Company Stock in accordance with the terms of the Shareholder Agreement.

         (d) For purposes of paragraphs (b) and (c) of this Section 6.3, the beneficial ownership of securities of the Company held by each of the Significant Shareholders on the date hereof shall not be considered to be a Preliminary Fee Trigger Event or a Fee Trigger Event provided that each of the foregoing shall be deemed to have occurred if any Significant Shareholder acquires beneficial ownership of additional securities of the Company after the date hereof constituting in excess of 2% of the voting power of the Company.

         (e) The Company shall notify Parent promptly in writing of its knowledge of the occurrence of a Preliminary Fee Trigger Event or Fee Trigger Event; provided, however, that the giving of such notice shall not be a condition to the right of Parent to the Fee and the Expense Reimbursement Fee.

         (f) The Fee and the Expense Reimbursement Fee shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent not later than three New York City business days following the first occurrence of a Fee Trigger Event.

         (g) Any amounts paid by Company under Section 6.1(f) shall be credited against any Fee and Expense Reimbursement Fee payable under Section 6.3.

         (h) The Parent shall not be entitled to a Fee or an Expense Reimbursement Fee under Section 6.3 if the Merger

Agreement is terminated pursuant to Section 6.1(a) or by the Company pursuant to
Section 6.1(b) or by either party pursuant to Section 6.1(c) or 6.1(d), provided that, prior to any such termination, the Company (i) shall have made and shall not have withdrawn, rescinded or materially modified its recommendation to shareholders to vote favorably on the Plan, (ii) shall not be in breach of its obligations under Sections 4.1 and 4.9 of this Plan, and (iii) shall not have acted willfully or knowingly so as to adversely affect the favorable approval of the Plan by the holders of the Company Stock.

                 ARTICLE VII. EFFECTIVE DATE AND EFFECTIVE TIME

         SECTION 7.1. Effective Date and Effective Time. On such date as Parent selects, which shall be within 7 business days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed in writing by the parties, a certificate of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date and at such time as may be agreed to by the Company and Parent and specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such certificate of merger.


                           ARTICLE VIII. OTHER MATTERS

         SECTION 8.1. Certain Definitions; Interpretation. As used in this Plan, the following terms shall have the meanings indicated:

         "material" means (i) with respect to the Company, material with respect to the Company and its subsidiaries, taken as a whole and (ii) with respect to Parent and Merger

     Sub, material with respect to the Parent and its subsidiaries taken as a whole.

         "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the condition (financial or other), properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan. Notwithstanding the foregoing, any change in the condition (financial or otherwise), properties, assets, business or results of operations arising by virtue of a change in interest rates or other event affecting the mortgage banking industry in general shall not be deemed to cause a Material Adverse Effect.

         "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

         "subsidiary", with respect to a person, means any other person controlled by such person.

When a reference is made in this Plan to Sections or Annex 1, such reference shall be to a Section of, or Annex 1 to, this Plan unless otherwise indicated. The table of contents, tie sheet and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

         SECTION 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Sections

6.1, 6.2, 6.3, 8.6 and 8.7, and the last three sentences of Section 4.4, shall survive such termination.

         SECTION 8.3. Waiver. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, except that, after the vote by the shareholders of the Company, no amendment may be made that would contravene Section 251(d) of the State Corporation Law.

         SECTION 8.4. Counterparts. This Plan may be executed and delivered in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.5. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

         SECTION 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PLAN OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 8.7. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

         SECTION 8.8. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram, telex or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to the Company, to:

               HomeSide, Inc.
               7301 Baymeadows Way
               Jacksonville, Florida 32256
               Telecopier: (904) 281-3745
               Attention: Joe K. Pickett


               With copies to:

               Hutchins, Wheeler & Dittmar
               101 Federal Street
               Boston, Massachusetts 02110
               Telecopier: (617) 951-1295
               Attention: James Westra, Esq.

         If to Parent or Merger Sub, to:

               National Australia Bank Limited
               Level 35
               500 Bourke Street
               Melbourne, Australia
               Telecopier: 011-613-641-4902
               Attention: Chief Financial Officer


               With copies to:

               National Australia Bank Limited
               Level 24
               500 Bourke Street
               Melbourne, Australia
               Telecopier: 011-613-641-4902
               Attention: Group Legal


               Sullivan & Cromwell

               125 Broad Street
               New York, New York  10004
               Telecopier:  (212) 558-3588
               Attention:     David M. Huggin, Esq. and
                              Mark J. Menting, Esq.

         SECTION 8.9. Entire Agreement; Etc. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, including the existing confidentiality agreement. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         SECTION 8.10. Assignment. This Plan may not be assigned by any party hereto without the written consent of the other parties.

         SECTION 8.11 Enforcement. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Plan or any of the transactions contemplated by this Plan and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                       NATIONAL AUSTRALIA BANK
                                       LIMITED


                                           /s/ R.M.C. Prowse
                                       By: ___________________
                                           Name: R.M.C. Prowse
                                           Title:



                                       HOMESIDE, INC.


                                           /s/ Hugh R. Harris
                                       By: ___________________
                                           Name:
                                           Title:



                                       _______________________(1)



                                       By: ___________________
                                           Name:
                                           Title:

--------------
    (1) Signature space for execution and delivery by Merger Sub after formation.

                                                                       EXHIBIT B

                      DELAWARE CODE TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     EXHIBIT C-1


                          [LETTERHEAD OF SMITH BARNEY]



December 15, 1997


The Board of Directors
HomeSide, Inc.
7301 Baymeadows Way
Jacksonville, Florida 32256

Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of HomeSide, Inc. ("HomeSide") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 25, 1997 (the "Merger Agreement"), by and between National Australia Bank Limited ("NAB") and HomeSide. As more fully described in the Merger Agreement, (i) a wholly owned subsidiary of NAB will be merged with and into HomeSide (the "Merger") and (ii) each outstanding share of the Common Stock, par value $0.01 per share, of HomeSide (the "HomeSide Common Stock") and each outstanding share of the Class C Non-Voting Common Stock, par value $1.00 per share, of HomeSide (the "HomeSide Class C Stock" and, together with the HomeSide Common Stock, the "HomeSide Stock") will be converted into the right to receive $27.825 in cash (the "Merger Consideration").



In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HomeSide concerning the business, operations and prospects of HomeSide. We examined certain publicly available business and financial information relating to HomeSide and NAB as well as certain financial forecasts and other information and data for HomeSide which were provided to or otherwise discussed with us by the management of HomeSide. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of HomeSide Common Stock; the historical and projected earnings and other operating data of HomeSide; and the capitalization and financial condition of HomeSide. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of HomeSide. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.



In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of HomeSide that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the management of HomeSide as to the future financial performance of HomeSide. We have not made or, except with respect to HomeSide's servicing portfolio, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HomeSide nor have we made any physical inspection of the properties or assets of HomeSide. We were not requested to, and did not, participate in the negotiation or structuring of the proposed Merger. In connection with our engagement, we were requested to approach on a selected basis, and we held discussions with, certain third parties to solicit indications of interest in a possible acquisition of HomeSide. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.



Smith Barney has been engaged to render financial advisory services to HomeSide in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon


                                      C-1-1

The Board of Directors

HomeSide, Inc.


December 15, 1997

Page 2

consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of HomeSide and NAB for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to HomeSide unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with HomeSide, NAB and their respective affiliates.


Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of HomeSide in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.


Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of HomeSide Stock.



Very truly yours,


SMITH BARNEY INC.

                                      C-1-2

                                                                     EXHIBIT C-2


       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]



                                          December 15, 1997


Board of Directors
HomeSide, Inc.
7301 Baymeadows Way
Jacksonville, FL 32256


Members of the Board:



     We understand that HomeSide, Inc. ("HomeSide") and National Australia Bank Limited ("National Australia") have entered into an Agreement and Plan of Merger dated as of October 25, 1997 (the "Agreement"), pursuant to which a wholly owned subsidiary of National Australia is to be merged with and into HomeSide in a transaction (the "Merger") in which each outstanding share of the Common Stock, par value $0.01 per share, of HomeSide (the "HomeSide Common Stock") and each outstanding share of the Class C Non-Voting Common Stock, par value $1.00 per share, of HomeSide (the "HomeSide Class C Stock" and, together with the HomeSide Common Stock, the "HomeSide Shares") will be converted into the right to receive $27.825 in cash (the "Cash Consideration"), all as set forth more fully in the Agreement.



     You have asked us whether, in our opinion, the Cash Consideration is fair from a financial point of view to the holders of HomeSide Shares.



     In arriving at the opinion set forth below, we have, among other things:



          (1) Reviewed certain publicly available business and financial information relating to National Australia and HomeSide that we deemed to be relevant;



          (2) Reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of HomeSide furnished to us by senior management of HomeSide;



          (3) Conducted discussions with members of senior management of HomeSide concerning the matters described in clauses (1) and (2) above;



          (4) Reviewed the market prices and valuation multiples for the HomeSide Common Stock and compared them with those of certain publicly traded companies which we deemed to be relevant;



          (5) Reviewed the financial condition and results of operations of HomeSide and compared them with those of certain publicly traded companies which we deemed to be relevant;



          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;



        (7) Reviewed the Agreement; and



          (8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary under the circumstances, including our assessment of general economic, market and monetary conditions.



     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of HomeSide or, except with respect to HomeSide's servicing portfolio, been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of HomeSide. With respect to the financial forecast information furnished to or discussed with us by HomeSide, we have assumed that such information has been reasonably prepared and reflects the best


                                      C-2-1

Board of Directors

December 15, 1997

Page 2

currently available estimates and judgements of the senior management of HomeSide as to the expected future financial performance of HomeSide.


     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other approvals (contractual or otherwise) for the Merger, no restrictions, including any amendment or modifications, will be imposed that will have a material adverse effect on the Merger.

     In connection with the preparation of this opinion, we have not been authorized by HomeSide or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of HomeSide, nor were we requested to, and we did not, participate in the negotiations or structuring of the proposed Merger.

     We have been retained by the Board of Directors of HomeSide to act as financial advisor to HomeSide in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, HomeSide has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to National Australia and HomeSide and received customary fees for the rendering of such services. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of National Australia and HomeSide and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of HomeSide. Our opinion does not address the merits of the underlying decision by HomeSide to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration is fair from a financial point of view to the holders of HomeSide Shares.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER
                                            & SMITH INCORPORATED

                                      C-2-2

                                                                 SKU 1623-S-P-97

                                 HOMESIDE, INC.

                         SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 16, 1998

The undersigned hereby appoints Joe K. Pickett, Hugh R. Harris and Robert J. Jacobs, and each of them, with full power of substitution, proxies to represent the undersigned at the Special Meeting of Stockholders of HomeSide, Inc., to be held on January 16, 1998, at 10:00 a.m., at Jacksonville, Florida, and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting, including the proposal set forth on the reverse side of this Proxy Card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON THE PROPOSAL SPECIFIED. THE SHARES WILL BE VOTED AS SPECIFIED., IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED IN FAVOR OF THE MERGER AS SET FORTH IN THE PROXY STATEMENT.

PLEASE COMPLETE, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO
ATTEND THE MEETING IN PERSON.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ ] Please mark votes
as in this example


1.  To adopt the Agreement and Plan       2.  In their discretion, the proxies
of Merger as more fully described in      are authorized to vote upon such
the accompanying Proxy Statement.         other business as may properly
                                          come before the meeting and any
                                          adjournment thereof.
    For       Against     Abstain
    [ ]         [ ]         [ ]
                                          MARK HERE IF YOU PLAN
                                          TO ATTEND THE MEETING IN
                                          PERSON
                                                                             [ ]
                                          MARK HERE FOR ADDRESS CHANGE
                                          AND NOTE AT LEFT
                                                                             [ ]
                                          MARK HERE IF COMMENTS HAVE
                                          BEEN NOTED ON THE REVERSE
                                          SIDE OF THIS CARD
                                                                             [ ]

                                          Please be sure to sign and date
                                          this Proxy

                                          Please sign as name appears hereon.
                                          Joint owners should each sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.


Signature: __________  Date: _____        Signature: __________  Date: _____

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of
HomeSide, Inc.

We have audited the accompanying consolidated balance sheet of HomeSide, Inc., (a Delaware corporation, see Note 1) and subsidiaries as of February 28, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from March 16, 1996 to February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomeSide, Inc. and subsidiaries as of February 28, 1997 and the consolidated results of their operations and their cash flows for the period from March 16, 1996 to February 28, 1997, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP
                                        ----------------------------
                                        Arthur Andersen LLP

Jacksonville, Florida
April 18, 1997

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
BancBoston Mortgage Corporation:

We have audited the accompanying consolidated balance sheet of BancBoston Mortgage Corporation and subsidiaries (see Note 1) as of March 15, 1996, and the related consolidated statements of operations and retained earnings and cash flows for the period from January 1, 1996 to March 15, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BancBoston Mortgage Corporation and subsidiaries as of March 15, 1996 and the consolidated results of their operations and their cash flows for the period from January 1, 1996 to March 15, 1996, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Jacksonville, Florida
March 14, 1997

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
BancBoston Mortgage Corporation

We have audited the accompanying consolidated balance sheets of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles

As discussed in Note 2, BancBoston Mortgage Corporation changed its method of accounting for mortgage servicing fee income, effective January 1, 1994.

/s/ Coopers & Lybrand L.L.P.

Jacksonville, Florida

January 18, 1996, except
for the second paragraph of
Note 1 and the fifth
paragraph of Note 2, as to
which the date is March 4, 1996